 Filed Pursuant to Rule 424(b)(2)
 Registration Statement No. 333-268703
PROSPECTUS SUPPLEMENT
(To Prospectus dated December 7, 2022)
$600,000,000
$600,000,000 5.375% Notes due 2034

The 5.375% notes will mature on August 15, 2034 (the “Notes”). We will pay interest on the Notes semi-annually in arrears on February 15 and August 15 of each year, commencing February 15, 2025.
We may, at our option, redeem the Notes, in whole or in part, at any time or from time to time, at the applicable redemption prices set forth under “Description of Notes — Optional Redemption.”
The Notes will be our senior unsecured obligations and will rank equally with our existing and future unsecured senior indebtedness. The Notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Notes are a new issue of securities with no established trading market. We do not intend to apply for the listing of the Notes on any securities exchange or for quotation of the Notes on any automated dealer quotation system.

Investing in the Notes involves risks. Prospective investors should carefully consider the specific factors set forth under “Risk Factors” beginning on page S-7 of this prospectus supplement, as well as the risk factors disclosed in the documents incorporated by reference before deciding to invest in the Notes.

	Price to Public(1)	Underwriting Discount	Proceeds to Us (before expenses)(1)
Per Note	98.649%	0.650%	97.999%
Total	$591,894,000	$3,900,000	$587,994,000

(1)
Plus accrued interest, if any, from July 3, 2024, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Notes in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank SA/NV and Clearstream Banking, S.A., on or about July 3, 2024, against payment therefor in immediately available funds.

Joint Book-Running Managers
J.P. Morgan	Morgan Stanley	BofA Securities	Wells Fargo Securities
Goldman Sachs & Co. LLC	PNC Capital Markets LLC
Senior Co-Managers
Truist Securities	BMO Capital Markets	Citizens Capital Markets	Fifth Third Securities
Co-Managers
BBVA	US Bancorp

The date of this prospectus supplement is June 26, 2024.

Prospectus Supplement
Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering, the Notes and matters relating to us and our financial performance and condition. The second part, the accompanying prospectus, dated December 7, 2022, gives more general information, some of which does not apply to this offering.
If the description of this offering and the Notes varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. In various places in this prospectus supplement and the accompanying prospectus, we refer you to sections of other documents for additional information by indicating the caption headings of the other sections. All cross-references in this prospectus supplement are to captions contained in this prospectus supplement and not in the accompanying prospectus, unless otherwise indicated.
We have not, and the underwriters and their respective affiliates and agents have not, authorized any person to provide any information or to represent anything about us other than what is contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus or any related free writing prospectus prepared by or on behalf of us or to which we have referred you. We do not, and the underwriters and their respective affiliates and agents do not, take any responsibility for, and can provide no assurance as to the reliability of, information that others may provide you.
We and the underwriters are offering to sell the Notes only in places where offers and sales are permitted.
You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of this prospectus supplement or the accompanying prospectus or that any information incorporated by reference is accurate as of any date other than the date of the document incorporated by reference.
Except as otherwise indicated or unless the context requires otherwise, all references in this prospectus to “SDI,” the “Company,” “we,” “us,” “our” and similar terms refer to Steel Dynamics, Inc. and its consolidated subsidiaries.
In connection with the offering, the underwriters are not acting for anyone other than the Company. Neither the underwriters nor any of their affiliates regulated by the Financial Conduct Authority will be responsible to anyone other than the Company for providing the protections afforded to their clients nor for providing advice in relation to the offering.
MiFID II Product Governance
Any distributor subject to Directive 2014/65/EU (as amended, “MiFID II”) subsequently offering, selling or recommending the Notes is responsible for undertaking its own target market assessment in respect of the Notes and determining the appropriate distribution channels for the purposes of the MiFID II product governance rules under Commission Delegated Directive (EU) 2017/593 (the “Delegated Directive”). Neither the Company nor any of the underwriters make any representations or warranties as to a distributor’s compliance with the Delegated Directive.
UK MiFIR Product Governance
Any distributor subject to the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) (for the purposes of this paragraph, a “distributor”) subsequently offering, selling or recommending the Notes is responsible for undertaking its own target market assessment in respect of the Notes and determining the appropriate distribution channels. Neither the Company nor any of the underwriters make any representations or warranties as to a distributor’s compliance with the UK MiFIR Product Governance Rules.
Prohibition of Sales to EEA Retail Investors
This prospectus supplement has been prepared on the basis that any offer of Notes in any Member State of the European Economic Area (“EEA”) will be made pursuant to an exemption under Regulation

S-ii

(EU) 2017/1129 (as amended or superseded, the “Prospectus Regulation”) from the requirement to publish a prospectus for offers of Notes. Accordingly, any person making or intending to make an offer in that Member State of Notes which are the subject of the offering contemplated in this prospectus supplement may only do so to legal entities which are qualified investors as defined in the Prospectus Regulation, provided that no such offer of Notes shall require the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation in relation to such offer. Neither the Company nor the underwriters have authorised, nor do they authorize, the making of any offer of Notes to any legal entity which is not a qualified investor as defined in the Prospectus Regulation. Neither the Company nor the underwriters have authorised, nor do they authorize, the making of any offer of Notes through any financial intermediary, other than offers made by the underwriters, which constitute the final placement of the Notes contemplated in this prospectus supplement.
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended or superseded, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation. Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPS Regulation.
Each person in the EEA who receives any communication in respect of, or who acquires any Notes under, the offers to the public contemplated in this prospectus supplement, or to whom the Notes are otherwise made available, will be deemed to have represented, warranted, acknowledged and agreed to and with each underwriter and the Company that it and any person on whose behalf it acquires Notes is not a “retail investor” (as defined above).
Prohibition of Sales to UK Retail Investors
This prospectus supplement has been prepared on the basis that any offer of Notes in the United Kingdom (“UK”) will be made pursuant to an exemption under Regulation (EU) 2017/1129 as it forms part of domestic law (the “UK Prospectus Regulation”) by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”) and the Financial Services and Markets Act 2000 (as amended, the “FSMA”) from the requirement to publish a prospectus for offers of Notes. Accordingly any person making or intending to make an offer in the UK of Notes which are the subject of the offering contemplated in this prospectus supplement may only do so to legal entities which are qualified investors as defined in the UK Prospectus Regulation, provided that no such offer of Notes shall require the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the UK Prospectus Regulation or section 85 of the FSMA in relation to such offer. Neither the Company nor the underwriters have authorised, nor do they authorise, the making of any offer of Notes to any legal entity which is not a qualified investor as defined in the UK Prospectus Regulation. Neither the Company nor the underwriters have authorised, nor do they authorise, the making of any offer of Notes through any financial intermediary, other than offers made by the underwriters, which constitute the final placement of the Notes contemplated in this prospectus supplement
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the UK. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the EUWA; (ii) a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA or (iii) not a qualified investor as defined in Article 2 of the UK Prospectus Regulation. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or

S-iii

otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.
Each person in the UK who receives any communication in respect of, or who acquires any Notes under, the offers to the public contemplated in this prospectus supplement, or to whom the Notes are otherwise made available, will be deemed to have represented, warranted, acknowledged and agreed to and with each underwriter and the Company that it and any person on whose behalf it acquires Notes is not a “retail investor” (as defined above)

S-iv

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein may include “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These predictive statements, opinions, forecasts, scenarios and projections are about future events, including statements related to conditions in domestic or global economies, conditions in steel, aluminum, and recycled metals market places, our revenues, costs of purchased materials, future profitability and earnings, and the operation of new, existing or planned facilities and decarbonization goals and sustainability efforts. These statements, which we generally precede or accompany by such typical conditional words as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project” or “expect,” or by the words “may,” “will,” or “should,” are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) domestic and global economic factors; (2) global steelmaking overcapacity and imports of steel, together with increased scrap prices; (3) pandemics, epidemics, widespread illness or other health issues; (4) the cyclical nature of the steel industry and the industries we serve; (5) volatility and major fluctuations in prices and availability of scrap metal, scrap substitutes and supplies, and our potential inability to pass higher costs on to our customers; (6) cost and availability of electricity, natural gas, oil, and other energy resources are subject to volatile market conditions; (7) increased environmental, greenhouse gas emissions and sustainability considerations from our customers or related regulations; (8) compliance with and changes in environmental and remediation requirements; (9) significant price and other forms of competition from other steel and aluminum producers, scrap processors and alternative materials; (10) availability of an adequate source of supply of scrap for our metals recycling operations; (11) cybersecurity threats and risks to the security of our sensitive data and information technology; (12) the implementation of our growth strategy; (13) litigation and legal compliance; (14) unexpected equipment downtime or shutdowns; (15) governmental agencies may refuse to grant or renew some of our licenses and permits required to operate our business; (16) our senior unsecured credit facility contains, and any future financing agreements may contain, restrictive covenants that may limit our flexibility; and (17) the impacts of impairment charges.
More specifically, we refer you to our more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q under the headings Special Note Regarding Forward-Looking Statements and Risk Factors, as well as under the heading Management’s Discussion and Analysis of Financial Condition and Results of Operations, and the consolidated financial statements and related notes, including under the headings Use of Estimates and Commitments and Contingencies, for the year ended December 31, 2023, and the quarter ended March 31, 2024, or in other reports which we from time to time file with the Securities and Exchange Commission (the “SEC”). All forward-looking statements, expressed or implied, included in this prospectus supplement, the accompanying prospectus or in the documents incorporated by reference herein and therein, are expressly qualified in their entirety by this cautionary statement. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.
You should carefully read this prospectus supplement, the accompanying prospectus, any related free writing prospectus and the documents incorporated by reference herein and therein in their entirety. They contain information that you should consider when making your investment decision.

S-v

SUMMARY
This is only a summary and therefore does not contain all the information that may be important to you. Before deciding whether or not to purchase the Notes, you should read this entire prospectus supplement, the accompanying prospectus, any free writing prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus carefully, including the “Risk Factors” section elsewhere in this prospectus supplement, “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023 (our “Annual Report”), in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, and our consolidated financial statements and related notes.
Steel Dynamics, Inc.
Our Business
Steel Dynamics, Inc. is one of the largest domestic steel producers and metal recyclers in the United States, based on estimated steelmaking and steel coating capacity of approximately 16 million tons and actual metals recycling volumes as of December 31, 2023, with one of the most diversified product and end market portfolios in the domestic steel industry, combined with meaningful downstream steel fabrication operations. Our primary sources of revenue are currently from the manufacture and sale of steel products, the processing and sale of recycled ferrous and nonferrous metals, and the fabrication and sale of steel joists and deck products.
In the fourth quarter 2023, we changed our reportable segments, consistent with how we currently manage the business which include steel operations (including warehousing operations previously included in “Other”), metals recycling operations, steel fabrication operations, and our new aluminum operations. Segment information provided within this prospectus supplement has been recast for all prior periods presented, consistent with the current reportable segment presentation. Refer to Notes 1 and 13 in the notes to consolidated financial statements in Part II, Item 8 of our Annual Report for additional segment information.
We reported net sales of $18.8 billion and $22.3 billion during 2023 and 2022, respectively, and net sales of $4.7 billion and $4.9 billion during the first three months of 2024 and 2023, respectively. At December 31, 2023, we employed approximately 12,600 full-time individuals, 94% of whom were not represented by collective bargaining agreements.
Our Operations
Steel Operations.   Steel operations consist of our electric arc furnace steel mills, producing steel from ferrous scrap and scrap substitutes, utilizing continuous casting, automated rolling mills, and numerous steel coating, processing lines and warehouse operations. Our steel operations sell directly to end-users, steel fabricators, and service centers. These products are used in numerous industry sectors, including the construction, automotive, manufacturing, transportation, heavy and agricultural equipment, energy, and pipe and tube (including Oil Country Tubular Goods) markets. Our steel operations accounted for 67% and 65% of our consolidated net sales during 2023 and 2022, respectively, and 72% and 63% of our consolidated net sales during the first three months of 2024 and 2023, respectively. We are predominantly a domestic steel company with growing sales in Mexico. Exported sales represented 8% and 5% of our steel segment net sales during 2023 and 2022, respectively, and 7% and 8% of our steel segment net sales during the first three months of 2024 and 2023, respectively.
Metals Recycling Operations.   Metals recycling operations include both ferrous and nonferrous scrap metal processing, transportation, marketing, brokerage and scrap management services, strategically located primarily in close proximity to our steel mills and other end-user scrap consumers, throughout the United States, and Central and Northern Mexico. Our metals recycling operations accounted for 12% and 10% of our consolidated net sales during 2023 and 2022, respectively, and 12% of our consolidated net sales during the first three months of both 2024 and 2023. Through acquisitions in 2020 and 2022, we have increased shipments into Mexico, and export sales represented 18% and 14% of metals recycling segment net sales during 2023 and 2022, respectively, and 16% and 17% of metals recycling segment net sales during the first three months of 2024 and 2023, respectively.

Steel Fabrication Operations.   Steel fabrication operations include seven New Millennium Building Systems plants that primarily serve the non-residential construction industry throughout the United States. We have a national operating footprint that allows us to serve the entire domestic non-residential construction market including large retail chains and e-commerce distribution channels. Our steel fabrication operations accounted for 15% and 19% of our consolidated net sales during 2024 and 2023, respectively, and 10% and 18% of our consolidated net sales during the first three months of 2024 and 2023, respectively.
Aluminum Operations.   Aluminum operations include the results of the recycled aluminum flat rolled products mill in Columbus, Mississippi, and two satellite recycled aluminum slab centers located in Arizona and Mexico, all of which are currently being constructed. The results of this segment currently consist of construction and start-up costs recorded in selling, general and administrative expenses. During 2022, 2023 and the first three months of 2024, there were no additional results of operations, such as those related to shipments or production. Operations are expected to begin in 2025.
Our Corporate Information
We were incorporated in the State of Indiana in June 1994. Our principal executive offices are located at 7575 West Jefferson Blvd., Fort Wayne, Indiana 46804. Our telephone number is (260) 969-3500. Our shares of common stock are listed on the Nasdaq Global Select Stock Market under the symbol “STLD.” Our website is located at http://www.steeldynamics.com. The information contained in or connected to our website is not part of this prospectus supplement or the accompanying prospectus.

The Offering
The summary below sets forth some of the principal terms of the Notes and is not intended to be complete. It does not contain all of the information that is important to you. For a more complete discussion of the Notes, please refer to “Description of Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus.
Issuer
Steel Dynamics, Inc.
Securities Offered
$600 million aggregate principal amount of 5.375% notes due August 15, 2034
Maturity Date
The Notes will mature on August 15, 2034.
Interest Rate
The Notes will bear interest at a rate of 5.375% per annum.
Interest Payment Dates
The Notes will bear interest from, and including, July 3, 2024, payable semi-annually in arrears on February 15 and August 15 of each year, commencing February 15, 2025.
Ranking
The Notes (i) will be the Company’s senior unsecured obligations, (ii) will rank equally in right of payment with all of the Company’s existing and future senior indebtedness, (iii) will be senior in right of payment to all of the Company’s future subordinated indebtedness, (iv) will be effectively subordinated to the Company’s secured indebtedness, if any, to the extent of the value of the assets securing such indebtedness and (v) will be structurally subordinated to all liabilities of any of the Company’s subsidiaries. See “Description of Notes — Ranking.”
At March 31, 2024, without giving effect to the repayment at or prior to maturity of the 2024 Notes (as defined below), (i) the Company had approximately $3.1 billion of indebtedness ranking equally in right of payment with the Notes, (ii) the Company had $1.2 billion of availability under its $1.2 billion unsecured revolving credit facility maturing on July 19, 2028 (the “Senior Credit Facility”), which if drawn would rank equal in right of payment to the Notes, and (iii) the Company’s subsidiaries had approximately $1.2 billion of liabilities, excluding intercompany obligations, all of which are effectively senior in right of payment to the Notes. See “Capitalization.”
Optional Redemption
Prior to May 15, 2034 (three months prior to the maturity date of the Notes) (the “Par Call Date”), we may redeem all or any portion of the Notes at our option at any time or from time to time at the redemption prices equal to the greater of:
(1)
a “make-whole” redemption price calculated as described herein, and

(2)
100% of the principal amount of the Notes being redeemed,

plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.
On or after the Par Call Date, we may redeem the Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date. See “Description of Notes — Optional Redemption.”

Repurchase at the Option of Holders Upon a Change of Control Triggering Event
If a Change of Control Triggering Event (as defined in “Description of Notes — Purchase upon a Change of Control Triggering Event”) occurs, you will have the right to require us to repurchase all or any part of your Notes at a purchase price of 101% of the principal amount, plus accrued and unpaid interest, if any, on the Notes, to, but excluding, the purchase date. See “Description of Notes — Purchase upon a Change of Control Triggering Event.”
Covenants
The Notes will be issued under a base indenture, as supplemented by a supplemental indenture, which will contain covenants that, among other things, limit our ability to incur liens securing indebtedness, to engage in certain sale and leaseback transactions with respect to certain properties and to sell all or substantially all of our assets or merge or consolidate with or into other companies. See “Description of Notes — Certain Covenants.”
Use of Proceeds
We plan to use the net proceeds from the sale of the Notes for general corporate purposes, which may include, but are not limited to, repayment at or prior to maturity of the $400 million 2.800% Senior Notes due 2024 (the “2024 Notes”), working capital, capital expenditures, advances for or investments in our subsidiaries, acquisitions, redemption and repayment of other outstanding indebtedness, and purchases of our common stock. See “Use of Proceeds.”
Form and Denomination
We will issue the Notes in fully registered book-entry form and in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.
No Public Market
The Notes are a new issue of securities for which there is currently no established trading market. We do not intend to apply for a listing of the Notes on any national securities exchange.
Trustee
U.S. Bank Trust Company, National Association
Risk Factors
An investment in the Notes involves risks. Prospective investors should carefully consider the specific factors set forth under “Risk Factors,” as well as the risk factors disclosed in the documents incorporated by reference, before deciding to invest in the Notes.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA
The following table sets forth summary consolidated historical financial and other operating data of the Company and its consolidated subsidiaries at the dates and for the periods indicated. The summary historical consolidated balance sheet data as of December 31, 2023 and 2022 and the summary historical consolidated operating information and other financial data for each of the years ended December 31, 2023 and 2022 is derived from our audited consolidated financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus. The summary historical consolidated balance sheet data as of March 31, 2024 and the summary historical consolidated operating information and other financial data for the three month periods ended March 31, 2024 and 2023 is derived from our unaudited consolidated financial statements for the three months ended March 31, 2024 incorporated by reference in this prospectus supplement and the accompanying prospectus. The summary historical consolidated balance sheet data as of March 31, 2023 is derived from our unaudited consolidated financial statements, which are not included or incorporated by reference in this prospectus supplement or the accompanying prospectus. Our unaudited consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and, in our opinion, reflect all adjustments, consisting only of normal and recurring adjustments necessary for a fair presentation of such financial statements in all material respects. The results for any interim period are not necessarily indicative of the results that may be expected for a full year and historical results are not necessarily indicative of the results that may be expected in any future period.
This information is only a summary. You should read the data set forth in the table below in conjunction with our consolidated financial statements and the accompanying notes and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” from our Annual Report and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Year Ended December 31,		Three Months Ended March 31,
	2022	2023	2023	2024
			(unaudited)	(unaudited)
	(dollars in thousands)
Operating data:
Net sales	$22,260,774	$18,795,316	$4,893,206	$4,694,003
Costs of goods sold	16,142,943	14,749,433	3,837,084	3,713,205
Gross profit	6,117,831	4,045,883	1,056,122	980,798
Selling, general and administrative expenses	1,026,009	894,702	220,762	229,823
Operating income	5,091,822	3,151,181	835,360	750,975
Interest expense, net of capitalized interest	91,538	76,484	22,507	11,978
Other (income), net	(20,785)	(144,246)	(34,936)	(26,784)
Income before income taxes	5,021,069	3,218,943	847,789	765,781
Income tax expense	1,141,577	751,611	203,456	178,281
Net income	3,879,492	2,467,332	644,333	587,500
Net (income) attributable to non-controlling interests	(16,818)	(16,450)	(7,023)	(3,459)
Net income attributable to Steel Dynamics, Inc.	$3,862,674	$2,450,882	$637,310	$584,041
Other financial data:
Capital expenditures	$908,902	$1,657,905	$226,319	$374,310
Aggregate amount of cash dividends paid	237,163	271,317	58,798	68,008
Net cash provided by operating activities	4,460,403	3,519,928	733,783	355,217
Net cash used in investing activities	(1,879,269)	(1,970,249)	(309,646)	(292,934)
Net cash used in financing activities	(2,196,584)	(1,777,134)	(447,613)	(423,846)
Balance sheet data (as of period end):
Cash and equivalents and short-term investments	$2,256,632	$2,122,097	$2,319,712	$1,692,676
Net property, plant and equipment	5,373,665	6,734,218	5,491,201	7,063,990
Total assets	14,159,984	14,908,420	14,219,760	15,026,750
Long-term debt (including current maturities)	3,070,575	3,071,056	3,060,810	3,037,942
Other data (unaudited):
Shipments:
Steel operations (net tons)	12,159,189	12,821,753	3,345,148	3,255,594
Ferrous metals (gross tons)	5,301,774	5,779,114	1,452,821	1,453,619
Nonferrous metals (thousands of pounds)	1,053,852	1,108,211	285,837	289,436
Steel fabrication (net tons)	855,641	662,539	173,021	143,842

RISK FACTORS
An investment in the Notes is subject to certain risks. This prospectus supplement does not describe all of the risks of an investment in the Notes. Before purchasing any Notes, you should carefully read this prospectus supplement, the accompanying prospectus, any related free writing prospectus and the documents incorporated by reference herein and therein, including “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2023, and “Risk Factors” in Part II, Item 1A of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, as well as those risk factors included below that are related to this offering. See also “Cautionary Note Regarding Forward-Looking Statements.” Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also adversely affect our business and operations. If any of the matters described in the risk factors were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially adversely affected. In such case, you could lose all or a portion of your investment.
The Notes are subject to prior claims of any of our secured creditors.
The Notes are our senior unsecured general obligations, ranking equally in right of payment with other unsecured and unsubordinated debt but effectively subordinate to any secured debt to the extent of the assets securing such obligations. The indenture governing the Notes permits us and our subsidiaries to incur secured debt under specified circumstances. If we incur any debt secured by our assets or assets of our subsidiaries, these assets will be subject to the prior claims of our secured creditors.
In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, our pledged assets would be available to satisfy obligations of the secured debt before any payment could be made on the Notes. To the extent that such assets cannot satisfy in full our secured debt, the holders of such secured debt would have a claim for any shortfall that would rank equally in right of payment with the Notes. In that case, we may not have sufficient assets remaining to pay amounts due on any or all of the Notes.
The Notes will be structurally subordinated to all existing and future obligations of our subsidiaries.
Our equity interests in our subsidiaries are subordinate to any debt and other liabilities of our subsidiaries (including trade payables, but excluding intercompany obligations and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with U.S. generally accepted accounting principles) to the extent of the value of the assets of such subsidiaries, whether or not secured. The Notes will not be guaranteed by our subsidiaries and we may not have direct access to the assets of our subsidiaries unless these assets are transferred by dividend or otherwise to us. The ability of our subsidiaries to pay dividends or otherwise transfer assets to us is subject to various restrictions under applicable law. Our right to receive assets of any of our subsidiaries upon their bankruptcy, liquidation or reorganization, and therefore the right of the holders of the Notes to participate in those assets, will be structurally subordinated to the claims of that subsidiary’s creditors. In addition, even if we are a creditor of any of our subsidiaries, our right as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any debt and other liabilities, including trade payables, of our subsidiaries senior to that held by us. At March 31, 2024, our subsidiaries had aggregate balance sheet liabilities of approximately $1.2 billion, excluding intercompany obligations, all of which are effectively senior to the Notes. To the extent we are in the future rated below investment grade by the rating agencies, certain of our subsidiaries may be obligated to guarantee any of our 5.000% Senior Notes due 2026 (collectively, the “Previously Subsidiary Guaranteed Notes”) outstanding at such time, in which case the Notes will be structurally subordinated in rights of payment to such Previously Subsidiary Guaranteed Notes. We plan to use the net proceeds from the sale of the Notes for general corporate purposes, which may include, among other things, the repayment at or prior to maturity of the 2024 Notes. See “Use of Proceeds.”
Our credit ratings may not reflect all risks of your investment in the Notes.
The credit ratings assigned to the Notes are limited in scope, and do not address all material risks relating to an investment in the Notes, but rather reflect only the view of each rating agency at the time the credit rating is issued. An explanation of the significance of such credit rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that a credit rating will not be lowered, suspended or withdrawn entirely by the applicable rating agency if, in such rating agency’s judgment, circumstances so warrant. Agency credit ratings are not a recommendation to buy, sell or hold any security. Each agency’s credit rating should be evaluated independently of any other agency’s credit rating. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our credit ratings are under further review for a downgrade, could adversely affect the market value of the Notes and increase our corporate borrowing costs.
The limited covenants in the Notes and the indenture may not provide protection against some events or developments that may affect the trading prices for the Notes or our ability to repay the Notes.
The indenture governing the Notes does not:
•
require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity and, accordingly, does not protect holders of the Notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•
limit our ability to incur indebtedness that is equal in right of payment to the Notes;

•
limit our ability to incur substantial secured indebtedness that would effectively rank senior to the Notes to the extent of the value of the assets securing the indebtedness;

•
limit our subsidiaries’ ability to incur indebtedness, which would rank senior to the Notes;

•
restrict our subsidiaries’ ability to issue securities or otherwise incur indebtedness that would be senior to our equity interests in our subsidiaries;

•
restrict our ability to repurchase or prepay our securities; or

•
restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common shares or other securities ranking junior to the Notes.

Furthermore, none of our joint ventures or subsidiaries that are not Restricted Subsidiaries (as such terms are defined in the indenture) are subject to the restrictive covenants in the Notes or in the indenture. For these reasons, you should not consider the covenants in the indenture as a significant factor in evaluating whether to invest in the Notes. In addition, we are subject to periodic review by independent credit rating agencies. An increase in the level of our outstanding indebtedness, or other events that could have an adverse impact on our business, properties, financial condition, results of operations or prospects, may cause the rating agencies to downgrade our debt credit rating generally, and the credit ratings on the Notes, which could adversely impact the trading prices for, or the liquidity of, the Notes. Any such downgrade could also adversely affect our cost of borrowing, limit our access to the capital markets or result in more restrictive covenants in future debt agreements.
An active trading market for the Notes may not develop or be sustained.
The Notes are a new issue of securities with no established trading market. We do not intend to apply for the listing of the Notes on any securities exchange or for quotation of the Notes on any automated dealer quotation system. Although the underwriters have advised us that they presently intend to make a market in the Notes after completion of the offering as permitted by applicable law, they have no obligation to do so, and such market-making activities may be discontinued at any time without notice. In addition, the liquidity of the trading market in the Notes and the market price quoted for the Notes may be adversely affected by changes in the overall market for securities and by changes in the financial performance or prospects of our Company or companies in our industry. We cannot assure the liquidity of the trading markets for the Notes or that active public trading markets for the Notes will develop or be sustained. If active public trading markets for the Notes are not developed or sustained, the market prices and liquidity of the Notes may be adversely affected.
We may not be able to repurchase the Notes upon a Change of Control Triggering Event.
Upon a Change of Control Triggering Event (as defined in the indenture governing the Notes), unless we exercise our right to redeem the Notes, each holder of Notes will have the right to require us to repurchase all or any part of such holder’s Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase. If we experience a Change of Control Triggering Event, there can be no assurance that we would have sufficient financial resources available to satisfy our obligations to repurchase the Notes. Further, our Previously Subsidiary Guaranteed Notes are required to be repurchased by us upon a change of control (as defined in the indentures governing the Previously Subsidiary Guaranteed Notes), even if such series of Previously Subsidiary Guaranteed Notes are not downgraded by two of the three rating agencies, which could result in us being required to repurchase our Previously Subsidiary Guaranteed Notes but not the Notes. Our failure to purchase the Notes as required under the indenture governing the Notes would result in a default under the indenture, which could have material adverse consequences for us and the holders of the Notes. See “Description of Notes — Purchase upon a Change of Control Triggering Event.”
Our existing debt arrangements, including the Senior Credit Facility, contain, and any future financing agreements may contain, restrictive covenants that may limit our flexibility.
Restrictions and covenants in our existing debt agreements, including the Previously Subsidiary Guaranteed Notes, the 2.800% Notes due 2024, the 2.400% Notes due 2025, the 1.650% Notes due 2027, the 3.450% Notes due 2030, the 3.250% Notes due 2031, and the 3.250% Notes due 2050 (collectively, the “Existing Notes”), the Senior Credit Facility, and any future financing agreements, including the Notes offered hereby, may impair our ability to finance future operations or capital needs or to engage in other business activities. Specifically, these agreements may limit or restrict our ability to:
•
incur additional indebtedness;

•
pay dividends or make distributions with respect to our capital stock, in excess of certain amounts;

•
repurchase or redeem capital stock;

•
make some investments;

•
create liens and enter into sale and leaseback transactions;

•
make some capital expenditures;

•
enter into transactions with affiliates or related persons;

•
issue or sell stock of certain subsidiaries;

•
sell or transfer assets; and

•
participate in some joint ventures, acquisitions or mergers.

A breach of any of the restrictions or covenants could cause a default under the Senior Credit Facility, the Existing Notes, the Notes or our other debt. A significant portion of our indebtedness then may become immediately due and payable if the default is not remedied.
Under the Senior Credit Facility, in certain circumstances, we are required to maintain certain financial covenants tied to our leverage and profitability. Our ability to meet such covenants or borrowing restrictions can be affected by events beyond our control. If a default were to occur, the lenders could elect to declare all amounts then outstanding to be immediately due and payable and terminate all commitments to extend further credit.
We may not have sufficient cash flow to make payments on the Notes and our other debt.
At March 31, 2024, without giving effect to the repayment at or prior to maturity of the 2024 Notes, (i) the Company had approximately $3.1 billion of indebtedness ranking equally in right of payment with the Notes, (ii) the Company had $1.2 billion of availability under the Senior Credit Facility, which if drawn would rank equal in right of payment to the Notes, and (iii) the Company’s subsidiaries had approximately $1.2 billion of liabilities, excluding intercompany obligations, all of which are effectively senior in right of payment to the Notes. To the extent we are in the future rated below investment grade by the rating agencies, our subsidiaries may be obligated to guarantee any Previously Subsidiary Guaranteed Notes outstanding at such time, in which case the Notes will be structurally subordinated in rights of payment to such Previously Subsidiary Guaranteed Notes.

Our ability to pay principal and interest on the Notes and our other debt and to fund our planned capital expenditures depends on our future operating performance. Our future operating performance is subject to a number of risks and uncertainties that are often beyond our control, including general economic conditions and financial, competitive, regulatory and environmental factors. Consequently, we cannot assure you that we will have sufficient cash flow to meet our liquidity needs, including making payments on our indebtedness.
If our cash flow and capital resources are insufficient to allow us to make scheduled payments on the Notes or our other debt, we may have to sell assets, seek additional capital or restructure or refinance our debt. We cannot assure you that the terms of our debt will allow for these alternative measures or that such measures would satisfy our scheduled debt service obligations.
If we cannot make scheduled payments on our debt:
•
our debt holders could declare all outstanding principal and interest to be due and payable;

•
the lenders under the Senior Credit Facility could terminate their commitments;

•
we could be forced into bankruptcy or liquidation; and

•
you could lose all or part of your investment in the Notes.

The amount of our indebtedness may limit our financial and operating flexibility. For example, it could:
•
make it more difficult to satisfy our obligations with respect to our debt, including the Notes;

•
limit our ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes;

•
require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, reducing our ability to use these funds for other purposes;

•
limit our ability to adjust rapidly to changing market conditions; and

•
increase our vulnerability to downturns in general economic conditions or in our business.

Furthermore, the condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, which could have an adverse effect on the market prices of the Notes.
Despite the level of our indebtedness, we may still incur significantly more debt, which could further increase the risks described above.
The terms of the Senior Credit Facility limit but do not prohibit us or our subsidiaries from incurring additional indebtedness in the future. Moreover, the terms of the indenture governing the Notes and the indentures governing our Existing Notes do not limit our ability to incur additional unsecured indebtedness. If new indebtedness is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face could intensify, and we may not be able to meet all our debt obligations, including repayment of the Notes, in whole or in part. Subject to certain limitations, any additional debt could also be secured or incurred by certain of our subsidiaries, which could increase the risks described above.

USE OF PROCEEDS
We estimate that the net proceeds from this offering will be approximately $586.0 million, after deducting our estimated offering expenses and the underwriting discount. We plan to use the net proceeds from the sale of the Notes for general corporate purposes, which may include, but are not limited to, repayment at or prior to maturity of the 2024 Notes, working capital, capital expenditures, advances for or investments in our subsidiaries, acquisitions, redemption and repayment of other outstanding indebtedness, and purchases of our common stock. The 2024 Notes bear interest at 2.800% per annum and mature on December 15, 2024.

CAPITALIZATION
The following table sets forth our capitalization at March 31, 2024. The “As Adjusted” column gives effect to the offering of the Notes hereby, the application of the proceeds from the sale of the Notes (see “Use of Proceeds”) and to the extent applicable, the payment of related fees and expenses in connection with the foregoing, including underwriters’ discounts, legal, accounting and financial advisory fees and other transaction costs. The “As Adjusted” column does not give effect to the repayment at or prior to maturity of the 2024 Notes. You should read the table below together with our historical consolidated historical financial statements and notes to those financial statements, as well as the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, which are incorporated by reference in this prospectus supplement and the accompanying prospectus.
	As of March 31, 2024
	Actual	As Adjusted
	(Dollars in millions) (unaudited)
Cash and equivalents	$1,039.4	$1,625.4
Short-term investments	$653.3	$653.3
Other secured obligations(1)	$28.8	$28.8
Total secured debts(1)
Senior Credit Facility(2)	—	—
2.800% Notes due 2024	400.0	400.0
2.400% Notes due 2025	400.0	400.0
5.000% Notes due 2026	400.0	400.0
1.650% Notes due 2027	350.0	350.0
3.450% Notes due 2030	600.0	600.0
3.250% Notes due 2031	500.0	500.0
3.250% Notes due 2050	400.0	400.0
Notes offered hereby	—	600.0
Total Debt	3,078.8	3,678.8
Redeemable non-controlling interest	171.2	171.2
Total equity	8,876.5	8,876.5
Total Capitalization	$12,126.5	$12,726.5

(1)
Includes revolving debt, as well as construction loans and equipment, inventory and accounts receivable financing arrangements, all at controlled subsidiaries.

(2)
Subject to certain conditions, we have the ability to increase the size of the Senior Credit Facility by up to $500.0 million. The Senior Credit Facility will be available for working capital and other general corporate purposes. As of the date of this prospectus supplement, there were no amounts outstanding under the Senior Credit Facility.

DESCRIPTION OF NOTES
The following description of the particular terms of the notes offered hereby (referred to in the accompanying prospectus as “debt securities”) supplements and, to the extent inconsistent therewith, supersedes the description of the general terms and provisions of debt securities set forth in the accompanying prospectus. Capitalized terms not otherwise defined herein shall have the meanings given to them in the accompanying prospectus. In this description, all references to the “Company,” “we,” “us” and “our” refer only to Steel Dynamics, Inc. and not to any of its subsidiaries. We are offering $600,000,000 aggregate principal amount of senior unsecured notes due 2034 (the “Notes”).
General
The Notes will be issued under the indenture, dated as of December 7, 2022 (the “base indenture”), between the Company and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), as to be supplemented by the first supplemental indenture, dated as of July 3, 2024 (the “first supplemental indenture”), between the Company and the Trustee (the base indenture, as supplemented by the first supplemental indenture, the “indenture”). The indenture is subject to and is governed by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and the terms of the Notes include those made part of the indenture by reference to the Trust Indenture Act. The following description and the description in the accompanying prospectus do not purport to be complete and are subject to and qualified in their entirety by reference to the Trust Indenture Act and all the provisions of the Notes and the indenture. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the Notes.
Principal Amount and Maturity
The Notes will mature on August 15, 2034 unless redeemed sooner as described below. The Company may, without notice to or consent of the holders or beneficial owners of the Notes, issue in separate offerings additional Notes having the same ranking, interest rate, maturity and other terms (except the issue date, price to the public and, if applicable, the initial interest payment date) as the Notes. The Notes and any additional Notes will constitute a separate series under the indenture. If any such additional Notes are not fungible with the Notes for U.S. federal income tax purposes, such additional Notes will be issued with a different CUSIP number (or other applicable identifying number).
Interest
Except as otherwise provided in the indenture, interest on the Notes as set forth on the cover page of this prospectus supplement will accrue from July 3, 2024, will be computed on the basis of a 360-day year comprised of twelve 30-day months and will be payable semi-annually on February 15 and August 15, commencing February 15, 2025, to those persons in whose names the Notes are registered at the close of business on the next preceding February 1 and August 1, whether or not a business day, as the case may be.
If any interest payment date, any redemption date, the maturity date or any other date on which the principal of or premium, if any, or interest on a note becomes due and payable falls on a day that is not a business day, the required payment shall be made on the next business day as if it were made on the date the payment was due, and no interest shall accrue on the amount so payable for the period from and after the interest payment date, redemption date, maturity date or other date, as the case may be.
Ranking
The Notes (i) will be the Company’s senior unsecured obligations, (ii) will rank equally in right of payment with all of the Company’s existing and future senior indebtedness, (iii) will be senior in right of payment to all of the Company’s future subordinated indebtedness, (iv) will be effectively subordinated to the Company’s secured indebtedness, if any, to the extent of the value of the assets securing such indebtedness and (v) will be structurally subordinated to all liabilities of any of the Company’s subsidiaries.
At March 31, 2024, without giving effect to the repayment at or prior to maturity of the 2024 Notes, (i) the Company had approximately $3.1 billion of indebtedness ranking equally in right of payment with the Notes, (ii) the Company had $1.2 billion of availability under the Senior Credit Facility, which if drawn would rank equal in right of payment to the Notes, and (iii) the Company’s subsidiaries had approximately $1.2 billion of liabilities, excluding intercompany obligations, all of which are effectively senior in right of payment to the Notes.
Optional Redemption
Prior to May 15, 2034 (three months prior to the maturity date of the Notes) (the “Par Call Date”), the Company may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:
(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points, less (b) interest accrued to the date of redemption, and
(2) 100% of the principal amount of the Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.
On or after the Par Call Date, the Company may redeem the Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.
“Treasury Rate” means, with respect to any redemption date, the yield determined by the Company in accordance with the following two paragraphs.
The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) — H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities — Treasury constant maturities — Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields — one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life — and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.
If on the third business day preceding the redemption date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.
The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.
Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. The notice of redemption for the Notes will state, among other things, the amount of Notes to be redeemed, the redemption date, the manner in which the redemption price will be calculated and the place or places that payment will be made upon presentation and surrender of Notes to be redeemed.
In the case of a partial redemption, selection of the Notes for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair. No Notes of a principal amount of $2,000 or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note. For so long as the Notes are held by DTC (or another depositary), the redemption of the Notes shall be done in accordance with the policies and procedures of the depositary.
Unless the Company defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes or portions thereof called for redemption.
Purchase upon a Change of Control Triggering Event
Upon the occurrence of a Change of Control Triggering Event with respect to the Notes, unless the Company has exercised its right to redeem the Notes in full as described under “— Optional Redemption” by giving irrevocable notice to the Trustee in accordance with the indenture, each holder of Notes will have the right to require the Company to purchase all or a portion of such holder’s Notes pursuant to the offer described below (the “Change of Control Offer”) at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Payment”), subject to the rights of holders of the Notes on the relevant record date to receive interest due on the relevant interest payment date.
Unless the Company has exercised its right to redeem the Notes, within 30 days following the date upon which the Change of Control Triggering Event occurred with respect to the Notes or, at the Company’s option, prior to any Change of Control but after the public announcement of the pending Change of Control, the Company will be required to send, by first class mail, (or with respect to global Notes, to the extent permitted or required by applicable DTC procedures or regulations, send electronically) a notice to each holder of the Notes, with a copy to the Trustee, which notice will govern the terms of the Change of Control Offer. The notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days after the date the notice is mailed or sent, other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed prior or sent to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.
On the Change of Control Payment Date, the Company will, to the extent lawful:
•
accept or cause a third party to accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

•
deposit or cause a third party to deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

•
deliver or cause to be delivered to the Trustee the Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of Notes or portions of Notes being purchased and that all conditions precedent to the Change of Control Offer and to the purchase by the Company of Notes pursuant to the Change of Control Offer have been complied with.

The Company will not be required to make a Change of Control Offer with respect to the Notes if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the Company and such third party purchases all the Notes properly tendered and not withdrawn under the third party’s offer.
The Company will comply in all material respects with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, the Company will comply with those securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Offer provisions of the Notes by virtue of any such conflict.
For purposes of the foregoing discussion of a Change of Control Offer, the following definitions are applicable:
“Change of Control” means the occurrence of any of the following after the date of issuance of the Notes:
1.
the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

2.
a “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of the Voting Stock of the Company on a fully diluted basis;

3.
the adoption of a plan relating to the liquidation or dissolution of the Company;

4.
individuals who on the date of issuance constitute the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination by the Board of Directors for election by the Company’s stockholders was approved by a vote of at least two-thirds of the members of the Board of Directors then in office who either were members of the Board of Directors on the date of issuance or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office; or

5.
the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance) and (B) immediately after such transaction, no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes, directly or indirectly, the Beneficial Owner of 50% or more of the voting power of the Voting Stock of the surviving or transferee Person.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control solely because the Company shall become a direct or indirect wholly-owned subsidiary of a holding company if the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction.

“Change of Control Triggering Event” means, with respect to the Notes, (i) the rating of the Notes by two of the three Rating Agencies is lowered at any time during the period (the “Trigger Period”) commencing on the earlier of (a) the occurrence of a Change of Control and (b) the first public announcement by us of any Change of Control (or pending Change of Control), and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings change), and (ii) the Notes are rated below Investment Grade by two of the three Rating Agencies on any day during the Trigger Period.
Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.
“Fitch” means Fitch Ratings, Inc., also known as Fitch Ratings, and any successor to its rating agency business.
“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s), a rating of BBB− or better by S&P (or its equivalent under any successor rating category of S&P), a rating of BBB− or better by Fitch (or the equivalent under any successor rating category of Fitch) and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us under the circumstances permitting us to select a replacement agency and in the manner for selecting a replacement agency, in each case as set forth in the definition of “Rating Agency.”
“Moody’s” means Moody’s Investors Service, Inc., and any successor to its rating agency business.
“Rating Agencies” means Moody’s, S&P and Fitch; provided that if any of Moody’s, S&P or Fitch ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, the Company may appoint another “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act as a replacement for such Rating Agency.
“S&P” means S&P Global Ratings, a division of S&P Global Inc., and any successor to its rating agency business.
“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.
The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the assets of the Company and its subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise, established definition of the phrase under applicable law. Accordingly, the applicability of the requirement that the Company offers to repurchase the Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its subsidiaries taken as a whole to another Person or group may be uncertain. In addition, holders of Notes may not be entitled to require the Company to repurchase their Notes in certain circumstances involving a significant change in the composition of the board of directors of the Company, including in connection with a proxy contest, in the event that the Company’s board of directors did not endorse a dissident slate of directors but approved them as Continuing Directors for purposes of the indenture.
Sinking Fund
There will be no mandatory sinking fund payments for the Notes.
Book-entry System
Except as described in the accompanying prospectus under the heading “Description of Debt Securities — Registered Global Securities,” owners of beneficial interests in a Global Security will not be considered the holders thereof and will not be entitled to receive physical delivery of Notes in definitive form, and no Global Security will be exchangeable except for another Global Security of like denomination and terms to be registered in the name of the Depositary or its nominee.
The Depositary has advised the Company that the Depositary is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary’s participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations some of whom (and/or their representatives) own the Depositary. Access to the Depositary’s book-entry system is also available to others, such as banks, brokers, dealers, trust companies and clearing corporations that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by the Depositary only through participants.
Same-day Funds Settlement System and Payment
Settlement for the Notes will be made by the underwriters in immediately available funds. All payments of principal and interest will be made by the Company in immediately available funds.
The Notes will trade in the Depositary’s Same-Day Funds Settlement System until maturity or earlier redemption, and secondary market trading activity in the Notes will therefore be required by the Depositary to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Notes.
Certain Covenants
Limitation on Liens
Except as provided below, the Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or permit to exist any indebtedness for borrowed money (“Indebtedness”) secured by a Lien on any Principal Property or any shares of stock of or any Indebtedness of any Restricted Subsidiary, whether owned on the date of issuance of the Notes or thereafter acquired, unless the Company contemporaneously secures the Notes equally and ratably with (or prior to) such Indebtedness, except that the foregoing restrictions shall not apply to Indebtedness secured by:
1.
Liens on any property, shares of stock or Indebtedness of any Person existing at the time such Person becomes a Restricted Subsidiary;

2.
Liens on property or shares of stock existing at the time of acquisition of such property or stock by the Company or a Restricted Subsidiary;

3.
Liens to secure (i) the payment of all or any part of the price of acquisition, construction, alteration, expansion, repair or improvement of property, assets or stock by the Company or a Restricted Subsidiary or (ii) any Indebtedness incurred by the Company or a Restricted Subsidiary prior to, at the time of or within 180 days after the later of the acquisition or completion of construction, alteration, expansion, repair or improvement of such property (including any improvements on an existing property), which Indebtedness is incurred for the purpose of financing all or any part of the purchase price thereof or construction, alteration, expansion, repair or improvements thereon; provided, however, that, in the case of any such acquisition, construction, alteration, expansion, repair or improvement, the Lien shall not apply to any property theretofore owned by the Company or a Restricted Subsidiary, other than, in the case of any such construction, alteration, expansion, repair or improvement, any theretofore substantially unimproved real property on which the property or improvement so constructed is located;

4.
Liens securing Indebtedness of the Company or a Restricted Subsidiary owing to the Company, a Restricted Subsidiary or a wholly-owned Subsidiary;

5.
Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a Person as an entirety or substantially as an entirety to the Company or a Restricted Subsidiary;

6.
Liens on property of the Company or a Restricted Subsidiary in favor of the United States or any state thereof, or any department, agency or instrumentality or political subdivision of the United States or any state thereof, or in favor of any other country or any political subdivision thereof, or any department, agency or instrumentality of such country or political subdivision, to secure partial progress, advance or other payments pursuant to any contract or statute or to secure any Indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Liens;

7.
Liens existing as of the date of the indenture;

8.
Liens resulting from the deposit of funds or evidences of Indebtedness in trust for the purpose of defeasing Indebtedness of the Company or any of its Restricted Subsidiaries;

9.
Liens to banks arising from the issuance of letters of credit issued by such banks (“issuing banks”) which constitute borrowed money on the following: (i) any and all shipping documents, warehouse receipts, policies or certificates of insurance and other document accompanying or relative to drafts drawn under any credit, and any draft drawn thereunder (whether or not such documents, goods or other property be released to or upon the order of the Company or any Subsidiary under a security agreement or trust or bailee receipt or otherwise), and the proceeds of each and all of the foregoing; (ii) the balance of every deposit account, now or at the time hereafter existing, of the Company or any Subsidiary with the issuing banks, and any other claims of the Company or any Subsidiary against the issuing banks; and all property claims and demands and all rights and interests therein of the Company or any Subsidiary and all evidences thereof and all proceeds thereof which have been or at any time will be delivered to or otherwise come into the issuing bank’s possession, custody or control, or into the possession, custody or control of any bailee for the issuing bank or of any of its agents or correspondents for the account of the issuing bank, for any purpose, whether or not the express purpose of being used by the issuing bank as collateral security or for the safekeeping or for any other or different purpose, the issuing bank being deemed to have possession or control of all of such property actually in transit to or from or set apart for the issuing bank, any bailee for the issuing bank or any of its correspondents for other acting in its behalf, it being understood that the receipt at any time by the issuing bank, or any of its bailees, agents or correspondents, or other security, of whatever nature, including cash, will not be deemed a waiver of any of the issuing bank’s rights or power hereunder; (iii) all property shipped under or pursuant to or in connection with any credit or drafts drawn thereunder or in any way related thereto, and all proceeds thereof; or (iv) all additions to and substitutions for any of the property enumerated above in this subsection;

10.
any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Liens referred to in clauses (1) through (9) above; provided, however, that the principal amount of Indebtedness so secured shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the Liens so extended, renewed or replaced (plus improvements and construction on such property);

11.
Liens securing the payment of taxes and special assessments, either not yet due or the validity of which is being contested by the Person being charged in good faith by appropriate proceedings, and as to which it has set aside on its books adequate reserves to the extent required by GAAP;

12.
deposits or Liens securing property or shares of stock under workers’ compensation, unemployment insurance and social security laws, or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or to secure statutory obligations or surety or appeal bonds, or to secure indemnity, performance or other similar bonds in the ordinary course of business;

13.
any attachment Lien being contested in good faith and by proceedings promptly initiated and diligently conducted, unless the attachment giving rise thereto will not, within sixty days after the entry thereof, have been discharged or fully bonded or will not have been discharged within sixty days after the termination of any such bond;

14.
any judgment Lien, unless (i) the judgment it secures will not, within sixty days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or will not have been discharged within sixty days after the expiration of any such stay or (ii) the judgment it secures would result in an Event of Default under Section 6.01 of the base indenture;

15.
easements, rights-of-way, zoning restrictions and other restrictions, charges or encumbrances not materially interfering with the ordinary conduct of the business; or

16.
any Lien securing Indebtedness of a Person which is a Successor Company (as defined in the indenture) to the Company to the extent permitted by Section 10.01 of the base indenture.

Notwithstanding the foregoing, the Company and its Restricted Subsidiaries may, without securing the Notes, create, incur, issue, assume, guarantee or permit to exist any Indebtedness secured by a Lien, other than those permitted pursuant to clauses (1) through (16) above, if, after giving pro forma effect to the Incurrence of such Indebtedness (and the receipt and application of the proceeds thereof) or the securing of outstanding Indebtedness, the sum of (without duplication) (i) all Indebtedness of the Company and its Restricted Subsidiaries secured by Liens (other than those Liens permitted pursuant to clauses (1) through (16) above) and (ii) all Attributable Indebtedness in respect of Sale/Leaseback Transactions with respect to any Principal Property, at the time of determination, does not exceed 15% of Consolidated Net Tangible Assets.
Limitation on Sale/Leaseback Transactions
The Company shall not, and shall not permit any of its Subsidiaries to, enter into any Sale/Leaseback Transaction with respect to any Principal Property, unless (i) the Company or such Subsidiary would be entitled to create a Lien on such Principal Property securing Indebtedness in an amount equal to the Attributable Indebtedness with respect to such Sale/Leaseback Transaction without securing the Notes pursuant to the covenant described in “Limitation on Liens” above or (ii) the Company, within six months from the effective date of such Sale/Leaseback Transaction, applies to the voluntary defeasance or retirement (excluding retirements of Notes and other Indebtedness ranking pari passu with the Notes as a result of conversions, pursuant to mandatory sinking funds or mandatory prepayment provisions or by payment at maturity) of notes or other Indebtedness ranking pari passu with the Notes an amount equal to the Attributable Indebtedness with respect to such Sale/Leaseback Transaction.
Certain Definitions
The following definitions, among others, are used in the indenture. Many of the definitions of terms used in the indenture have been negotiated specifically for the purposes of inclusion in the indenture and may not be consistent with the manner in which such terms are defined in other contexts. Prospective purchasers of Notes are encouraged to read each of the following definitions carefully and to consider such definitions in the context in which they are used in the indenture. Capitalized terms used herein but not defined have the meanings assigned thereto in the indenture.
“Attributable Indebtedness” with respect to a Sale/Leaseback Transaction means, as of the time of determination, (i) if the obligation with respect to such Sale/Leaseback Transaction is a Finance Lease Obligation, the amount of such obligation determined in accordance with GAAP and included in the financial statements of the lessee or (ii) if the obligation with respect to such Sale/Leaseback Transaction is not a Finance Lease Obligation, the total Net Amount of Rent required to be paid by the lessee under such lease during the remaining term thereof (including any period for which the lease has been extended), discounted from the respective due dates thereof to such determination date at the rate per annum borne by the Notes compounded semi-annually.
“Consolidated Net Tangible Assets” means, as of any date of determination, the sum of the amounts that would appear on a consolidated balance sheet of the Company and its Subsidiaries for the total assets (less accumulated depletion, depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, after giving effect to purchase accounting and after deducting therefrom, to the extent included in total assets, in each case as determined on a consolidated basis in accordance with GAAP (without duplication): (i) the aggregate amount of liabilities of the Company and its Subsidiaries that may properly be classified as current liabilities (including taxes accrued as estimated); (ii) current Indebtedness and current maturities of long-term Indebtedness; (iii) minority interests in the Company’s Subsidiaries held by Persons other than the Company or a wholly-owned Subsidiary of the Company; and (iv) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items.
“Finance Lease Obligation” means an obligation that is required to be accounted for as a finance lease (and, for the avoidance of doubt, not an operating lease) on both the balance sheet and income statement for financial reporting purposes in accordance with GAAP. At the time any determination thereof is to be made, the amount of the liability in respect of a finance lease would be the amount required to be reflected as a liability on such balance sheet (excluding the footnotes thereto) in accordance with GAAP.
“GAAP” means generally accepted accounting principles in the United States as in effect as of the date on which the Notes are issued, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the indenture will be computed in conformity with GAAP consistently applied.
“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).
“Net Amount of Rent” as to any lease for any period means the aggregate amount of rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease that is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as payable under such lease subsequent to the first date upon which it may be so terminated.
“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.
“Principal Property” means any manufacturing plant or other similar facility (including Production machinery and equipment located thereon) or warehouse, owned or leased by the Company or any Subsidiary, which is located within the United States other than (i) any such plant or facility which the Company’s Board of Directors determines in good faith by board resolution is not of material importance to the total business conducted, or assets owned, by the Company and its Subsidiaries as an entirety or (ii) any portion of any such plant or facility which the Company’s Board of Directors determines by board resolution in good faith not to be of material importance to the use or operation thereof.
“Production Machinery and Equipment” means production machinery and equipment in such Principal Property used directly in the production of the Company’s or any Subsidiary’s products.
“Restricted Subsidiary” means any Subsidiary of the Company, which shall at the time, directly or indirectly, through one or more Subsidiaries or in combination with one or more other Subsidiaries or the

Company, own or lease a Principal Property; provided, however, that any Subsidiary that transacts any substantial portion of its business and regularly maintains any substantial portion of its fixed assets outside of the United States shall not be deemed to be a “Restricted Subsidiary.”
“Sale/Leaseback Transaction” means an arrangement relating to property owned on the date of issuance of the Notes or thereafter acquired whereby the Company or any of its Subsidiaries transfers such property to a Person and the Company or any of its Subsidiaries leases it from such Person.
“Subsidiary” of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person; provided, however, that any Person the accounts of which are not consolidated with those of the Company in its consolidated financial statements prepared in accordance with GAAP shall not be deemed to be a “Subsidiary” of the Company.
Events of Default and Remedies
The following will constitute “Events of Default” under the indenture with respect to a particular series of Notes, subject to any additional limitations and qualifications included in the indenture:
(1)
default in the payment of any installment of interest on the Notes as and when the same become due and payable and continuance of such default for a period of 30 days;

(2)
default in the payment of principal or premium with respect to any Notes as and when the same become due and payable, whether at maturity, upon redemption, by declaration, upon required repurchase or otherwise;

(3)
default in the making of any payment for a sinking purchase or analogous fund provided for in respect of any Notes as and when the same become due and payable;

(4)
failure on the part of the Company to observe or perform any other covenant or agreement of the Company in the Notes, in the indenture or in any supplemental indenture with respect to the Notes (other than a covenant a default in the performance of which is otherwise specifically dealt with) continuing for a period of 90 days after the date on which written notice specifying such failure and requiring the Company to remedy the same has been given, by registered or certified mail or by overnight courier guaranteeing next day delivery, to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the Notes at the time outstanding;

(5)
indebtedness of the Company or any Restricted Subsidiary of the Company is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default, the total amount of such indebtedness unpaid or accelerated exceeds $100.0 million or the United States dollar equivalent thereof at the time and such default remains uncured or such acceleration is not rescinded for 10 days after the date on which written notice specifying such failure and requiring the Company to remedy the same has been given, by registered or certified mail or by overnight courier guaranteeing next day delivery, to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the Notes at the time outstanding;

(6)
the Company or any of its Restricted Subsidiaries (1) voluntarily commences any proceeding or files any petition seeking relief under the United States Bankruptcy Code or other federal or state bankruptcy, insolvency or similar law, (2) consents to the institution of, or fails to controvert within the time and in the manner prescribed by law, any such proceeding or the filing of any such petition, (3) applies for or consents to the appointment of a receiver, trustee, custodian, sequestrator or similar official for the Company or any such Restricted Subsidiary or for a substantial part of its property, (4) files an answer admitting the material allegations of a petition filed against it in any such proceeding, (5) makes a general assignment for the benefit of creditors, (6) admits in writing its inability to pay, or fails generally to pay, its debts as they become due,

(7) takes corporate action for the purpose of effecting any of the foregoing or (8) takes any comparable action under any foreign laws relating to insolvency;
(7)
the entry of an order or decree by a court having competent jurisdiction for (1) relief with respect to the Company or any of its Restricted Subsidiaries or a substantial part of any of their property under the United States Bankruptcy Code or any other federal or state bankruptcy, insolvency or similar law, (2) the appointment of a receiver, trustee, custodian, sequestrator or similar official for the Company or any such Restricted Subsidiary or for a substantial part of any of their property (except any decree or order appointing such official of such Restricted Subsidiary pursuant to a plan under which the assets and operations of such Restricted Subsidiary are transferred to or combined with another Restricted Subsidiary or Subsidiaries of the Company or the Company) or (3) the winding-up or liquidation of the Company or any such Restricted Subsidiary (except any decree or order approving or ordering the winding-up or liquidation of the affairs of a Restricted Subsidiary pursuant to a plan under which the assets and operations of such Restricted Subsidiary are transferred to or combined with one or more other Restricted Subsidiaries or the Company), and such order or decree continues unstayed and in effect for 60 consecutive days, or any similar relief is granted under any foreign laws and the order or decree stays in effect for 60 consecutive days;

(8)
any judgment or decree for the payment of money in excess of $100.0 million or the United States dollar equivalent thereof at the time is entered against the Company or any Restricted Subsidiary of the Company by a court or courts of competent jurisdiction, which judgment is not covered by insurance, and is not discharged and either (1) an enforcement proceeding has been commenced by any creditor upon such judgment or decree or (2) there is a period of 60 days following the entry of such judgment or decree during which such judgment or decree is not discharged or waived or the execution thereof stayed and, in either case, such default continues for 10 days after the date on which written notice specifying such failure and requiring the Company to remedy the same has been given, by registered or certified mail or by overnight courier guaranteeing next day delivery, to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the Notes at the time outstanding; and

(9)
any other Event of Default provided with respect to the Notes.

If an Event of Default described in the first, second, third, fourth, fifth, sixth, ninth or tenth clauses above occurs and is continuing with respect to the Notes, unless the principal and interest with respect to all the Notes has already become due and payable, either the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare the principal of and interest on all the Notes due and payable immediately. If an Event of Default described in the seventh or eighth clauses above occurs, unless the principal and interest with respect to all the Notes has become due and payable, the principal of and interest on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of Notes.
If an Event of Default occurs and is continuing, the Trustee will be entitled and empowered to institute any action or proceeding for the collection of the sums so due and unpaid or to enforce the performance of any provision of the Notes or the indenture, to prosecute any such action or proceeding to judgment or final decree and to enforce any such judgment or final decree against the Company or any other obligor on the Notes. In addition, if there are any pending proceedings for the bankruptcy or reorganization of the Company or any other obligor on the Notes, or if a receiver, trustee or similar official has been appointed for its property, the Trustee will be entitled and empowered to file and prove a claim for the whole amount of principal, premium and interest owing and unpaid with respect to the Notes. No holder of any Notes will have any right to institute any action or proceeding upon or under or with respect to the indenture, for the appointment of a receiver or trustee or for any other remedy, unless (1) such holder previously has given to the Trustee written notice of an Event of Default with respect to the Notes and of the continuance thereof, (2) the holders of not less than 25% in aggregate principal amount of the outstanding Notes have made written request to the Trustee to institute such action or proceeding with respect to such Event of Default and have offered to the Trustee such security or indemnity as it may require against the costs, expenses, and liabilities to be incurred therein or thereby and (3) the Trustee, for 60 days after its receipt of such notice, request and offer of security or indemnity, has failed to institute such action or proceeding and no direction inconsistent with such written request has been given to the Trustee pursuant to the provisions of the indenture.
Prior to the acceleration of the maturity of the Notes, the holders of a majority in aggregate principal amount of the Notes at the time outstanding may, on behalf of the holders of all the Notes, waive any past default or Event of Default and its consequences for the Notes, except (1) a default in the payment of the principal, premium or interest with respect to the Notes or (2) a default with respect to a provision of the indenture that cannot be amended without the consent of each holder affected thereby. In the case of any such waiver, such default so waived will cease to exist, any Event of Default arising therefrom will be deemed to have been cured for all purposes and the Company, the Trustee and the holders of the Notes will be restored to their former positions and rights under the indenture. Following acceleration of the maturity of the Notes, the holders of a majority in principal amount of the Notes may rescind an acceleration of the maturity of the Notes and its consequences if such rescission would not conflict with a rendered judgment or decree and all existing Events of Default (except nonpayment of principal or interest solely due to such acceleration) have been cured or waived, and the Company has paid the Trustee its compensation and all sums paid or advanced by the Trustee hereunder and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel have been paid.
The Trustee is required to give, within 90 days after the occurrence of a default actually known to a responsible officer of the Trustee with respect to the Notes, to the holders of the Notes notice of all defaults with respect to the Notes so known to it, unless such defaults have been cured or waived before the giving of such notice; provided, however, that except in the case of default in the payment of principal, premium or interest with respect to the Notes or in the making of any sinking fund or purchase payment with respect to the Notes, the Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of the Notes.
Defeasance; Satisfaction and Discharge
The Notes will be subject to defeasance and discharge, and the covenants set forth above under “— Limitation on Liens” and “— Limitation on Sale/Leaseback Transactions” and under the heading “Description of Debt Securities — Consolidation, Merger and Sale of Assets” in the accompanying prospectus will be subject to covenant defeasance as set forth in the indenture. See “Description of Debt Securities — Satisfaction and Discharge of the Indenture; Defeasance” in the accompanying prospectus.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following discussion is a summary of material U.S. federal income tax considerations relating to the acquisition, ownership and disposition of the Notes, but does not provide a complete analysis of all potential tax considerations.
This summary describes, in the case of U.S. Holders (as defined below), material U.S. federal income tax consequences and, in the case of Non-U.S. Holders (as defined below), material U.S. federal income and certain estate tax consequences, of the acquisition, ownership and disposition of the Notes. We have based this summary on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the applicable Treasury Regulations promulgated or proposed thereunder (the “Treasury Regulations”), judicial authority and current administrative rulings and practice, all as of the date hereof and which are subject to change, possibly on a retroactive basis, or to different interpretation. This summary applies to you only if you are an initial purchaser of the Notes who acquired the Notes at their “issue price” within the meaning of Section 1273(b)(1) of the Code (the first price at which a substantial amount of Notes is sold to investors for cash, not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and if you hold the Notes as capital assets. A capital asset is generally an asset held for investment rather than as inventory or as property used in a trade or business.
This summary does not discuss all of the aspects of U.S. federal income and estate taxation which may be relevant to you in light of your particular investment or other circumstances. This summary also does not discuss the particular tax consequences that might be relevant to you if you are subject to special rules under the U.S. federal income tax laws. Special rules apply, for example, if you are:
•
a bank, thrift, regulated investment company or other financial institution or financial service company;

•
a broker or dealer in securities;

•
an insurance company;

•
a real estate investment trust;

•
a U.S. person that has a “functional currency” other than the U.S. dollar;

•
a partnership or other flow-through entity or arrangement for U.S. federal income tax purposes (or an investor that holds Notes through a flow-through entity or arrangement for U.S. federal income tax purposes);

•
a subchapter S corporation;

•
a person subject to alternative minimum tax;

•
a person who owns the Notes as part of a straddle, hedging transaction, constructive sale transaction, conversion transaction or other integrated transaction;

•
a trader that elects to use a mark-to-market method of accounting with respect to its securities holdings;

•
a tax-exempt entity;

•
a tax-deferred or other retirement account;

•
a U.S. expatriate or former long-term resident of the United States;

•
a foreign corporation that is classified as a “controlled foreign corporation” or a “passive foreign investment company” for U.S. federal income tax purposes; or

•
a person who acquires the Notes in connection with employment or other performance of services.

In addition, this summary does not address all possible tax consequences related to acquisition, ownership and disposition of the Notes. In particular, except as specifically provided, it does not discuss any estate, gift, generation-skipping, transfer, state, local or foreign tax consequences, or the consequences arising under any tax treaty. Moreover, the effects of any tax arising under Section 1411 of the Code (the “Medicare” tax on certain investment income) or the application of section 451(b) to taxpayers with applicable financial statements are not discussed. We have not sought, and do not intend to seek, a ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in this summary, and there can be no assurance that the IRS will agree with these statements and conclusions.
In addition, upon the occurrence of a Change of Control Triggering Event, holders of the Notes will have the right to require us to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of their Notes, as described in “Description of Notes — Purchase upon a Change of Control Triggering Event,” at a price that may include an additional amount in excess of stated interest or the principal amount of the Notes. Our obligation to pay such excess amount may cause the IRS to take the position that the Notes are “contingent payment debt instruments” for U.S. federal income tax purposes. If the IRS is successful in such an assertion, the timing and amount of income included and the character of gain recognized with respect to the Notes would likely be different from the consequences discussed herein. Notwithstanding this possibility, we believe that the likelihood of such a repurchase is remote and accordingly intend to take the position that the possibility of a premium payable upon such a repurchase does not affect the yield to maturity or the maturity date of the Notes and does not cause the Notes to be treated as contingent payment debt instruments. A holder may not take a contrary position unless the holder discloses the contrary position to the IRS in the manner required by applicable Treasury Regulations. If we pay a premium on a repurchase upon the occurrence of a Change of Control Triggering Event, the premium should be treated as a capital gain under the rules described below under “— U.S. Holders — Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of the Notes.”
Investors considering acquiring Notes should consult their tax advisors regarding the application and effect of the U.S. federal tax laws to their particular situations as well as any consequences arising under the laws of any state, local or foreign taxing jurisdictions or under any tax treaty.
U.S. Holders
For purposes of this summary, you are a “U.S. Holder” if you are a beneficial owner of Notes and for U.S. federal income tax purposes are:
•
a citizen or individual resident of the United States;

•
a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States, any of the 50 states or the District of Columbia;

•
an estate the income of which is subject to federal income taxation regardless of its source; or

•
a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “U.S. persons” (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (ii) the trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds the Notes, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) or a partner in such partnership, you should consult your tax advisor regarding the U.S. federal income tax consequences of acquiring, owning and disposing of the Notes.
Payment of Interest
It is expected, and the rest of this discussion assumes, that the Notes will be issued with less than a de minimis amount of original issue discount (“OID”) for U.S. federal income tax purposes (less than 0.25% of the principal amount multiplied by the number of complete years from the issue date of the Notes until their maturity), if any. Accordingly, stated interest on the Notes generally will be taxable to a U.S. Holder as ordinary income at the time it is paid or accrues in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes. If, however, the Notes are issued with more than a de minimis amount of OID, a U.S. Holder generally will be required to include such excess in income as OID, as it accrues, regardless of its method of accounting, in accordance with a constant yield method based on a compounding of interest before the receipt of cash payments attributable to this income. All of the Notes bear interest at a fixed rate and you generally must include this interest in your gross income as ordinary interest income:
•
when you receive it, if you use the cash method of accounting for U.S. federal income tax purposes; or

•
when it accrues, if you use the accrual method of accounting for U.S. federal income tax purposes.

Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of the Notes
You generally will recognize gain or loss upon the sale, exchange, redemption, retirement or other taxable disposition of the Notes equal to the difference between (i) the amount of cash proceeds and the fair market value of any property you receive (except to the extent attributable to accrued but unpaid interest income not previously included in income, which will generally be taxable as ordinary income, or attributable to accrued interest previously included in income, which amount may be received without generating further taxable income) and (ii) your adjusted tax basis in the Notes. Your tax basis in a Note generally will equal the amount you paid for the Note reduced by the aggregate amount of payments on such Note (other than stated interest) made to you.
Gain or loss on the disposition of Notes will generally be capital gain or loss and will be long-term capital gain or loss if the Notes have been held for more than one year at the time of disposition. Otherwise, such gain or loss will be short-term capital gain or loss. Certain non-corporate U.S. Holders (including individuals) may be eligible for a reduced rate of tax on long-term capital gains where the property is held for more than one year. The deductibility of capital losses is subject to certain limitations.
Information Reporting and Backup Withholding
In general, information reporting requirements will apply to payments to certain recipients of principal and interest on a Note and the proceeds of the sale, exchange, redemption, retirement or other taxable disposition of a Note. If you are a U.S. Holder, you may be subject to backup withholding, at a current rate of 24%, when you receive interest with respect to the Notes, or when you receive proceeds upon the sale, exchange, redemption, retirement or other taxable disposition of the Notes. In general, you can avoid this backup withholding by properly executing, under penalties of perjury, an IRS Form W-9 or suitable substitute form in a timely manner that provides:
•
your correct taxpayer identification number; and

•
a certification that you (i) are exempt from backup withholding because you come within an enumerated exempt category, (ii) have not been notified by the IRS that you are subject to backup withholding or (iii) have been notified by the IRS that you are no longer subject to backup withholding.

If you do not provide your correct taxpayer identification number on IRS Form W-9 or suitable substitute form in a timely manner, you may be subject to penalties imposed by the IRS.
Backup withholding will not apply, however, with respect to payments made to certain exempt holders provided their exemptions from backup withholding are properly established. Amounts withheld pursuant to backup withholding are not an additional tax and may be refunded or credited against your U.S. federal income tax liability, provided you timely furnish required information to the IRS.
Non-U.S. Holders
As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Note that is not a U.S. Holder and is not treated as a partnership for U.S. federal income tax purposes.
Payment of Interest
Generally, subject to the discussions below of backup withholding and withholding under the Foreign Account Tax Compliance Act, if you are a Non-U.S. Holder, interest income that is not effectively connected with a U.S. trade or business (and, where an income tax treaty applies, is not attributable to a U.S. permanent establishment or fixed base) will not be subject to U.S. federal income tax and withholding tax provided that:
•
you do not directly or indirectly, actually or constructively, own 10% or more of the combined voting power of all of our classes of stock entitled to vote within the meaning of Section 871(h)(3) of the Code;

•
you are not a “controlled foreign corporation” that is related to us actually or constructively through stock ownership; and

•
either (i) you provide an IRS Form W-8BEN or W-8BEN-E (or other applicable form or a suitable substitute form) signed under penalties of perjury that includes your name and address and certifies as to your Non-U.S. Holder status or (ii) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business provides a statement to us or our agent under penalties of perjury in which it certifies that an IRS Form W-8BEN, W-8BEN-E or W-8IMY (together with appropriate attachments), or a suitable substitute form, has been received by it from you or a qualifying intermediary and furnishes us or our agent with a copy of that form (including any attachments).

Interest on the Notes, which is not exempt from U.S. federal withholding tax as described above and is not effectively connected with a U.S. trade or business, generally will be subject to U.S. federal withholding tax at a 30% rate (or, if applicable, a lower income tax treaty rate). We may be required to report annually to the IRS and to each Non-U.S. Holder the amount of interest paid to, and any tax withheld with respect to, each Non-U.S. Holder. If a Non-U.S. Holder is engaged in a trade or business in the United States and interest on a Note is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base, then such Non-U.S. Holder (although exempt from the 30% withholding tax) will generally be subject to U.S. federal income tax on that interest at graduated rates on a net income basis in the same manner as if the Non-U.S. Holder were a U.S. person as defined in the Code. In addition, if the Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.
To claim the benefit of an income tax treaty or to claim exemption from withholding because the income is effectively connected with a U.S. trade or business, the Non-U.S. Holder must provide to the applicable withholding agent a properly executed Form W-8BEN or W-8BEN-E, or other applicable form, or Form W-8ECI, respectively. Under the Treasury Regulations, a Non-U.S. Holder may under certain circumstances be required to obtain a U.S. taxpayer identification number and make certain certifications to us. A Non-U.S. Holder that does not timely provide the applicable withholding agent with the required certification, but that qualifies for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Special certification and other rules apply to payments made through qualified intermediaries. Prospective investors should consult their tax advisors regarding the effect, if any, of these certification rules.
Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of the Notes
If you are a Non-U.S. Holder, subject to the discussion below of backup withholding, you generally will not be subject to the U.S. federal income tax or withholding tax on any gain realized on the sale, exchange, redemption, retirement or other taxable disposition of the Notes, unless:
•
the gain is effectively connected with your conduct of a U.S. trade or business (and, where an income tax treaty applies, is attributable to a U.S. permanent establishment or fixed base); or

•
you are an individual who has been present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition (as determined under the Code) and certain other conditions are met.

If you are described in the first bullet point above, you will generally be subject to U.S. federal income tax on that gain at graduated rates on a net income basis in the same manner as if you were a U.S. person as defined in the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States. If you are described in the second bullet point above, any gain realized by you from the sale, exchange, redemption, retirement or other taxable disposition of the Notes will generally be subject to U.S. federal income tax at a 30% rate (or lower applicable treaty rate), which may be offset by certain U.S.-source capital losses.
To the extent that the amount realized on any sale, exchange, redemption, retirement or other taxable disposition of the Notes is attributable to accrued but unpaid interest, such amount will be treated as interest for U.S. federal income tax purposes.
Estate Taxes
If you are an individual Non-U.S. Holder and you hold a Note at the time of your death, it will not be includible in your gross estate for U.S. federal estate tax purposes, provided that, at the time of death, (i) you do not, directly or indirectly, actually or constructively, own 10% or more of the combined voting power of all of our classes of stock entitled to vote within the meaning of Section 871(h)(3) of the Code and (ii) payments with respect to such Note would not have been effectively connected with your conduct of a trade or business within the United States.
Information Reporting and Backup Withholding
If you are a Non-U.S. Holder, U.S. backup withholding will not apply to payments of interest on a Note if you provide the statement described in “— Non-U.S. Holders — Payment of Interest” to the applicable withholding agent, provided that the payor does not have actual knowledge that you are a U.S. person. Information reporting requirements may apply, however, to payments of interest on a Note with respect to Non-U.S. Holders.
Information reporting will not apply to any payment of the proceeds of the sale of a Note effected outside the United States by a foreign office of a “broker” (as defined in applicable Treasury Regulations), unless such broker is:
•
a U.S. person;

•
a foreign person 50% or more of the gross income of which for certain periods is effectively connected with the conduct of a trade or business in the United States;

•
a controlled foreign corporation for U.S. federal income tax purposes; or

•
a foreign partnership if, at any time during its tax year, one or more of its partners are “U.S. persons” (as defined in the Code) who in the aggregate hold more than 50% of the income or capital interests in the partnership or if, at any time during its tax year, such foreign partnership is engaged in a U.S. trade or business.

Notwithstanding the foregoing, payment of the proceeds of any sale of a Note effected outside the United States by a foreign office of any broker that is described in the preceding sentence will not be subject to information reporting if the broker has documentary evidence in its records that you are a Non-U.S. Holder and certain other conditions are met, or you otherwise establish an exemption.
Payment of the proceeds of any sale of a Note effected outside the United States by a foreign office of a broker is not subject to backup withholding. Payment of the proceeds of any such sale to or through the U.S. office of a broker is subject to information reporting and backup withholding requirements, unless you provide the statement described in “— Non-U.S. Holders — Payment of Interest” to the applicable withholding agent or otherwise establish an exemption.
Non-U.S. Holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom and the procedure for obtaining such exemption, if applicable.

Foreign Account Tax Compliance Act Withholding
Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance issued thereunder (“FATCA”) generally impose a 30% withholding tax on any U.S.-source interest paid on debt obligations, such as the Notes, if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), including when acting as an intermediary, unless: (i) in the case of a foreign financial institution, such institution enters into an agreement with the IRS to withhold on certain payments and to collect and provide to the IRS information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners); (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial U.S. owners” (as defined in the Code) or provides the withholding agent with a certification identifying its direct and indirect substantial U.S. owners; or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States with respect to these rules may be subject to different rules.
While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other taxable disposition (including a retirement or redemption) of Notes on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.
Under limited circumstances, a beneficial owner of Notes might be eligible for refunds or credits of such taxes. The rules under FATCA are complex. You should consult with your tax advisor regarding the implications of FATCA on an investment in the Notes.

UNDERWRITING
J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, BofA Securities, Inc. and Wells Fargo Securities, LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement, dated the date hereof, among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the respective principal amounts of Notes set forth opposite its name below.
Underwriter	Principal Amount of the Notes
J.P. Morgan Securities LLC	$144,000,000
Morgan Stanley & Co. LLC	132,000,000
BofA Securities, Inc.	66,000,000
Wells Fargo Securities, LLC	66,000,000
Goldman Sachs & Co. LLC	48,000,000
PNC Capital Markets LLC	48,000,000
Truist Securities, Inc.	27,000,000
BMO Capital Markets Corp.	15,000,000
Citizens JMP Securities, LLC	15,000,000
Fifth Third Securities, Inc.	15,000,000
BBVA Securities Inc.	12,000,000
U.S. Bancorp Investments, Inc.	12,000,000
Total	$600,000,000
Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the Notes sold under the underwriting agreement if any of the Notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.
We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.
The underwriters are offering the Notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
Commissions and Discounts
The representatives have advised us that the underwriters propose to offer the Notes initially to the public at the applicable public offering price set forth on the front cover of this prospectus supplement and to certain dealers at such price less a concession not in excess of 0.40% of the principal amount of the Notes. The underwriters may allow, and dealers may reallow, a concession not to exceed 0.25% of the principal amount of the Notes. After the initial offering, the public offering prices, concessions or any other selling terms of the offering may be changed.
The expenses of this offering, not including the underwriting discount, are estimated at $2.0 million and are payable by us.

New Issue of Notes
The Notes are a new issue of securities with no established trading market. We do not intend to apply for the listing of the Notes on any securities exchange or for quotation of the Notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the Notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without notice. We cannot assure the liquidity of the trading markets for the Notes or that active public trading markets for the Notes will develop or be sustained. If active public trading markets for the Notes are not developed or sustained, the market prices and liquidity of the Notes may be adversely affected. If the Notes are traded, they may trade at a discount from their initial offering prices, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.
Settlement
We expect that delivery of the Notes will be made to investors on or about July 3, 2024, which will be the fifth business day following the date of this prospectus supplement (such settlement being referred to as “T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the delivery date will be required, by virtue of the fact that the Notes initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Such purchasers should consult their own advisors in this regard.
Price Stabilization and Short Positions
In connection with the offering, the underwriters (or persons acting on their behalf) may purchase and sell the Notes in the open market, in compliance with Regulation M under the Exchange Act. These transactions may include short sales, stabilizing transactions and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of Notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market prices of the Notes while this offering is in progress.
These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market prices of the Notes. As a result, the prices of the Notes may be higher than the prices that might otherwise exist in the open market.
Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of the Notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.
Other Relationships
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have engaged in, and may in the future engage in, commercial and investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. In particular, the affiliates of some of the underwriters are participants in the Senior Credit Facility. They have received, or may in the future receive, customary fees and commissions or other payments for these transactions. As a result of the planned use of proceeds of this offering, underwriters or affiliates of the underwriters who hold any 2024 Notes may receive a portion of the net proceeds of this offering at or prior to maturity of the 2024 Notes. Further, U.S. Bancorp Investments, Inc., one of the underwriters, is an affiliate of the Trustee.
In addition, in the ordinary course of their business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or financial instruments of ours or our affiliates. If any of the underwriters or their respective affiliates has a lending relationship with us, certain of these underwriters or their respective affiliates routinely hedge, and certain others of these underwriters or their respective affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their respective affiliates would hedge such exposure by entering into transactions that consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and financial instruments.
Notice to Investors
No action has been or will be taken in any jurisdiction outside of the United States of America that would permit a public offering of the Notes, or the possession, circulation or distribution of this prospectus supplement or any material relating to us, in any jurisdiction where action for that purpose is required. Accordingly, the Notes included in this offering may not be offered, sold or exchanged, directly or indirectly, and neither this prospectus supplement nor any other offering material or advertisements in connection with this offering may be distributed or published, in or from any such country or jurisdiction, except in compliance with any applicable rules or regulations of any such country or jurisdiction.
Prohibition of Sales to EEA Investors
The Notes are not intended to be offered, sold or otherwise made available and should not be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area. For the purposes of this provision:
(a)
the expression “retail investor” means a person who is one (or more) of the following:

i.
a retail client, as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

ii.
a customer within the meaning of Directive (EU) 2016/97 (as amended or superseded, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

iii.
not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended or superseded, the “Prospectus Regulation”); and

(b)
the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes.

Prohibition of Sales to UK Retail Investors
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For the purposes of this provision:
(a)
the expression “retail investor” means a person who is one (or more) of the following:

i.
a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or

ii.
a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or
iii.
not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA; and

(b)
the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes.

Notice in relation to the United Kingdom
This prospectus supplement is for distribution only to persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.
Notice to Prospective Investors in Canada
The Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
If applicable, pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, Section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Notice to Prospective Investors in Switzerland
This prospectus supplement does not constitute an offer to the public or a solicitation to purchase or invest in any Notes. No Notes have been offered or will be offered to the public in Switzerland, except that offers of Notes may be made to the public in Switzerland at any time under the following exemptions under the Swiss Financial Services Act (“FinSA”):
(a)
to any person which is a professional client as defined under the FinSA;

(b)
to fewer than 500 persons (other than professional clients as defined under the FinSA), subject to obtaining the prior consent of the representatives of the underwriters for any such offer; or

(c)
in any other circumstances falling within Article 36 FinSA in connection with Article 44 of the Swiss Financial Services Ordinance,

provided that no such offer of Notes shall require the Company or any investment bank to publish a prospectus pursuant to Article 35 FinSA.
The Notes have not been and will not be listed or admitted to trading on a trading venue in Switzerland.
Neither this document nor any other offering or marketing material relating to the Notes constitutes a prospectus as such term is understood pursuant to the FinSA, and neither this document nor any other offering or marketing material relating to the Notes may be publicly distributed or otherwise made publicly available in Switzerland.
Notice to Prospective Investors in Australia
No placement document, prospectus, product disclosure statement or other disclosure document (including as defined in the Corporations Act 2001 (Cth) (“Corporations Act”)) has been or will be lodged with the Australian Securities and Investments Commission (“ASIC”) or any other governmental agency, in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document for the purposes of Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act. No action has been taken which would permit an offering of the Notes in circumstances that would require disclosure under Parts 6D.2 or 7.9 of the Corporations Act.
The Notes may not be offered for sale, nor may application for the sale or purchase or any Notes be invited in Australia (including an offer or invitation which is received by a person in Australia) and neither this prospectus nor any other offering material or advertisement relating to the Notes may be distributed or published in Australia unless, in each case:
(a)
the aggregate consideration payable on acceptance of the offer or invitation by each offeree or invitee is at least A$500,000 (or its equivalent in another currency, in either case, disregarding moneys lent by the person offering the Notes or making the invitation or its associates) or the offer or invitation otherwise does not require disclosure to investors in accordance with Part 6D.2 or 7.9 of the Corporations Act;

(b)
the offer, invitation or distribution complied with the conditions of the Australian financial services license of the person making the offer, invitation or distribution or an applicable exemption from the requirement to hold such license;

(c)
the offer, invitation or distribution complies with all applicable Australian laws, regulations and directives (including, without limitation, the licensing requirements set out in Chapter 7 of the Corporations Act);

(d)
the offer or invitation does not constitute an offer or invitation to a person in Australia who is a “retail client” as defined for the purposes of Section 761G of the Corporations Act; and

(e)
such action does not require any document to be lodged with ASIC or the ASX.

Notice to Prospective Investors in Korea
The Notes have not been and will not be registered with the Financial Services Commission of Korea under the Financial Investment Services and Capital Markets Act of Korea. Accordingly, the Notes have not been and will not be offered, sold or delivered, directly or indirectly, in Korea or to, or for the account or benefit of, any resident of Korea (as defined in the Foreign Exchange Transactions Law of Korea and its Enforcement Decree) or to others for re-offering or resale, directly or indirectly, to any resident of Korea, except as otherwise permitted by applicable Korean laws and regulations. In addition, within one year following the issuance of the Notes, the Notes may not be transferred to any resident of Korea other than a qualified institutional buyer (as such term is defined in the regulation on issuance, public disclosure, etc. of securities of Korea, a “Korean QIB”) registered with the Korea Financial Investment Association (the “KOFIA”) as a Korean QIB and subject to the requirement of monthly reports with the KOFIA of its holding of Korean QIB bonds as defined in the Regulation on Issuance, Public Disclosure, etc. of Notes of Korea, provided that (a) the Notes are denominated, and the principal and interest payments thereunder are made, in a currency other than Korean won, (b) the amount of the securities acquired by such Korean QIBs in the primary market is limited to less than 20 per cent. of the aggregate issue amount of the Notes, (c) the Notes are listed on one of the major overseas securities markets designated by the Financial Supervisory Service of Korea, or certain procedures, such as registration or report with a foreign financial investment regulator, have been completed for offering of the securities in a major overseas securities market, (d) the one-year restriction on offering, delivering or selling of securities to a Korean resident other than a Korean QIB is expressly stated in the securities, the relevant underwriting agreement, subscription agreement, and the offering circular and (e) the Company and the underwriters shall individually or collectively keep the evidence of fulfillment of conditions (a) through (d) above after having taken necessary actions therefor.
Notice to Prospective Investors in Taiwan
The Notes have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the Notes in Taiwan.
Notice to Prospective Investors in Singapore
Each underwriter has acknowledged that this prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented, warranted and agreed that it has not offered or sold any Notes or caused the Notes to be made the subject of an invitation for subscription or purchase and will not offer or sell any Notes or cause the Notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act 2001 of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA or (ii) to an accredited investor (as defined in Section 4A of the SFA) pursuant to and in accordance with the conditions specified in Section 275 of the SFA.
Notice to Prospective Investors in Hong Kong
Each underwriter (i) has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any Notes other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the laws of Hong Kong) (the “SFO”) and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (the “CO”) or which do not constitute an offer to the public within the meaning of the CO; and (ii) has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.
Notice to Prospective Investors in Japan
The Notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the Notes nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.
Notice to Prospective Investors in China
Each underwriter has represented and agreed that the Notes are not being offered or sold, directly or indirectly, in the People’s Republic of China (for such purposes, not including the Hong Kong and Macau Special Administrative Regions or Taiwan), except as permitted by the securities laws or other relevant regulations of the PRC.
Notice in relation to the Dubai International Financial Centre (“DIFC”)
This prospectus supplement is for distribution only to persons who (a) are outside the Dubai International Financial Centre, (b) are persons who meet the Professional Client criteria set out in Rule 2.3.4 of the DFSA Conduct of Business Module or (c) are persons to whom an invitation or inducement in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons” for the purposes of this paragraph). This prospectus supplement is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement relates is available only to relevant persons and will be engaged in only with relevant persons.
This document relates to an Exempt Offer in accordance with the Markets Law DIFC Law No. 1 of 2012, as amended. This document is intended for distribution only to persons of a type specified in the Markets Law, DIFC Law No. 1 of 2012, as amended. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority (DFSA) has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this document. The securities to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this document you should consult an authorized financial advisor.
In relation to its use in the DIFC, this document is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.
Notice in relation to the Abu Dhabi Global Market
This prospectus supplement is for distribution only to persons who (a) are outside the Abu Dhabi Global Market, or (b) are Authorised Persons or Recognised Bodies (as such terms are defined in the Financial Services and Markets Regulations 2015 (“FSMR”)), or (c) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 18 of FSMR) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons” for the purposes of this paragraph). This prospectus supplement is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement relates is available only to relevant persons and will be engaged in only with relevant persons.
This offer document is an Exempt Offer in accordance with the Market Rules of the ADGM Financial Services Regulatory Authority. This Exempt Offer document is intended for distribution only to Persons of a type specified in the Market Rules. It must not be delivered to, or relied on by, any other Person. The ADGM Financial Services Regulatory Authority has no responsibility for reviewing or verifying any documents in connection with an Exempt Offer. The ADGM Financial Services Regulatory Authority has not approved this Exempt Offer document nor taken steps to verify the information set out in it, and has no responsibility for it. The Securities to which this Exempt Offer relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the Securities offered should conduct their own due diligence on the

Securities. If you do not understand the contents of this Exempt Offer document you should consult an authorised financial advisor.
Notice to Prospective Investors in the United Arab Emirates
The Notes have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus supplement does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus supplement has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority, Financial Services Regulatory Authority (FSRA) or the Dubai Financial Services Authority.

LEGAL MATTERS
The validity of the Notes will be passed upon for us by Barrett McNagny LLP, Fort Wayne, Indiana. The underwriters have been represented by Allen Overy Shearman Sterling US LLP, New York, New York.
EXPERTS
The consolidated financial statements of Steel Dynamics, Inc. appearing in Steel Dynamics, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2023, and the effectiveness of Steel Dynamics, Inc.’s internal control over financial reporting as of December 31, 2023, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not contain all the information in the registration statement. Any statement made by us in this prospectus supplement and the accompanying prospectus concerning a contract, agreement or other document of ours is not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement and the documents that we reference below under the heading “Incorporation of Certain Documents by Reference” for a more complete understanding of the contract, agreement or other document. Each such statement is qualified in all respects by reference to the contract, agreement or other document to which it refers.
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are accessible through the Internet at the SEC’s website at http://www.sec.gov and on our website at http://www.steeldynamics.com. The information contained on our website, however, is not part of or incorporated by reference into this prospectus supplement or the accompanying prospectus.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate by reference” information into this prospectus supplement and the accompanying prospectus the information in documents we file with the SEC, which means that we can disclose important information to you by referring you those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus, and later information that we file with the SEC will automatically update and supersede this information. Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in this prospectus supplement and the accompanying prospectus modifies or supersedes such statement. You may request a free copy of any of the documents incorporated by reference in prospectus supplement and the accompanying prospectus by writing to us or telephoning us at the address and telephone number set forth below. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and prior to the termination of the offering (other than, in each case, any portion of these documents deemed to have been “furnished” and not “filed” with the SEC, including any exhibits related thereto):
•
Our Annual Report on Form 10-K for the year ended December 31, 2023, filed on February 29, 2024;

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Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2024, filed on May 10, 2024; and

•
Our Current Reports on Form 8-K filed on February 1, 2024, February 27, 2024, April 3, 2024 and May 14, 2024.

Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in this prospectus supplement and the accompanying prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference into this prospectus supplement and the accompanying prospectus modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement and the accompanying prospectus.
We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement and the accompanying prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus supplement and the accompanying prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request them at no cost to you in writing or by telephone at the following address or telephone number:
Steel Dynamics, Inc.
Investor Relations Department
7575 West Jefferson Blvd.
Fort Wayne, Indiana 46804
(260) 969-3500
You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus relating to the offered Notes. We have not authorized anyone to provide you with different information. We are not offering to sell the debt securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date on the front cover of this prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since those dates.

PROSPECTUS
Debt Securities

We may use this prospectus to offer and sell from time to time, in one or more series, debt securities, in one or more offerings.
The securities offered by this prospectus may be offered directly, through agents designated from time to time by us, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the securities offered by this prospectus, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.
We will provide the specific terms of these debt securities in a prospectus supplement. None of the securities offered by this prospectus may be sold without delivery of the applicable prospectus supplement describing the method and terms of the offering of those securities.
You should carefully read this prospectus and any applicable prospectus supplement before you invest in our securities. Investing in our securities involves risks. You should carefully consider the risks described under “Risk Factors” beginning on page 2 of this prospectus, as well as the other information contained in or incorporated by reference into this prospectus or any prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 7, 2022.

You should rely only on the information contained in or incorporated by reference into this prospectus, any related prospectus supplement and any related free writing prospectus. We have not authorized anyone to provide you with different information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus, any prospectus supplement, any free writing prospectus or any document incorporated by reference is accurate as of any date other than the date on the cover page of the specific document or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

ABOUT THIS PROSPECTUS
This prospectus is part of an automatic registration statement on Form S-3 that we filed with the Securities and Exchange Commission (“SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). Under this shelf registration, we may from time to time offer and sell the debt securities described in the registration statement in one or more offerings. The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about us and the debt securities we are offering under this prospectus. You can read that registration statement at the SEC website at http://www.sec.gov.
This prospectus provides you with a general description of the securities we may offer and sell. Each time we sell securities pursuant to this prospectus, we will provide a prospectus supplement and, if applicable, a free writing prospectus that will contain specific information about the offering and the terms of the particular securities to be offered. The prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and in any prospectus supplement or free writing prospectus, you should rely on the information in that prospectus supplement or free writing prospectus, as applicable. You should carefully read this prospectus, any prospectus supplement and any related free writing prospectus, together with the additional information described under the heading “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” before you invest.
The registration statement of which this prospectus is a part, including the exhibits to the registration statement, provides additional information about us and the securities. Wherever references are made in this prospectus to information that will be included in a prospectus supplement, to the extent permitted by applicable law, rules or regulations, we may instead include such information or add, update or change the information contained in this prospectus by means of a post-effective amendment to the registration statement of which this prospectus is a part, through filings we make with the SEC that are incorporated by reference into this prospectus or by any other method as may then be permitted under applicable law, rules or regulations. The registration statement, including the exhibits to the registration statement and any post-effective amendment thereto, can be obtained from the SEC, as described under the heading “Where You Can Find More Information.”
Except as otherwise indicated or unless the context requires otherwise, all references in this prospectus to “SDI,” the “Company,” “we,” “us,” “our” and similar terms refer to Steel Dynamics, Inc. and its consolidated subsidiaries.

ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus, any prospectus supplement and the documents incorporated by reference herein and therein may include “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These predictive statements are about future events, including statements related to conditions in domestic or global economies, conditions in steel, aluminum, and recycled metals market places, our revenues, costs of purchased materials, future profitability and earnings, and the operation of new, existing or planned facilities. These statements, which we generally precede or accompany by such typical conditional words as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project” or “expect,” or by the words “may,” “will,” or “should,” are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) domestic and global economic factors; (2) global steelmaking overcapacity and imports of steel and North American aluminum flat rolled supply deficit, together with increased scrap prices; (3) pandemics, epidemics, widespread illness or other health issues, such as the COVID-19 pandemic; (4) the cyclical nature of the steel industry and the industries we serve; (5) volatility and major fluctuations in prices and availability of scrap metal, scrap substitutes, and our potential inability to pass higher costs on to our customers; (6) cost and availability of electricity, natural gas, oil, or other energy resources are subject to volatile market conditions; (7) increased environmental, greenhouse gas emissions and sustainability considerations or regulations; (8) compliance with and changes in environmental and remediation requirements; (9) significant price and other forms of competition from other steel and aluminum producers, scrap processors and alternative materials; (10) availability of an adequate source of supply of scrap for our metals recycling operations; (11) cybersecurity threats and risks to the security of our sensitive data and information technology; (12) the implementation of our growth strategy; (13) litigation and legal compliance; (14) unexpected equipment downtime or shutdowns; (15) governmental agencies may refuse to grant or renew some of our licenses and permits; (16) our senior unsecured credit facility contains, and any future financing agreements may contain, restrictive covenants that may limit our flexibility; (17) the impacts of impairment charges; (18) unanticipated difficulties in integrating or starting up new assets; and (19) risks and uncertainties involving product and/or technology development.
More specifically, we refer you to our more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K under the headings Special Note Regarding Forward-Looking Statements and Risk Factors, as well as under the heading Management’s Discussion and Analysis of Financial Condition and Results of Operations, and the consolidated financial statements and related notes, including under the headings Use of Estimates and Commitments and Contingencies, for the year ended December 31, 2021, in our quarterly reports on Form 10-Q, or in other reports which we from time to time file with SEC. All forward-looking statements, expressed or implied, included in this prospectus, any prospectus supplement or in the documents incorporated by reference herein and therein, are expressly qualified in their entirety by this cautionary statement. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

iii

THE COMPANY
Our Business
Steel Dynamics, Inc. is one of the largest domestic steel producers and metal recyclers in the United States, based on estimated steelmaking and steel coating capacity of approximately 16 million tons, including 3 million tons related to our new Southwest-Sinton Flat Roll Division, and actual metals recycling volumes, with one of the most diversified product and end-market portfolios in the domestic steel industry. Our primary sources of revenues are from the manufacture and sale of steel products, the processing and sale of recycled ferrous and nonferrous metals, and the fabrication and sale of steel joists and deck products. We have three reportable segments: steel operations, metals recycling operations, and steel fabrication operations. We reported net sales of $18.4 billion, $9.6 billion, and $10.5 billion during 2021, 2020, and 2019, respectively, and net sales of $17.4 billion and $13.1 billion during the first nine months of 2022 and 2021, respectively. At December 31, 2021, we employed approximately 10,640 individuals, 94% of whom were non-union.
Our Operations
Steel Operations.    Steel operations consist of our electric arc furnace steel mills, producing steel from ferrous scrap and scrap substitutes, utilizing continuous casting, automated rolling mills, and numerous value-added downstream steel coating and processing operations. Our steel operations sell directly to end-users, steel fabricators, and service centers. These products are used in numerous industry sectors, including the construction, automotive, manufacturing, transportation, heavy and agriculture equipment, and pipe and tube (including OCTG) markets. Steel operations accounted for 72%, 74%, and 76% of our consolidated external net sales during 2021, 2020, and 2019, respectively, and 67% and 72% of our consolidated external net sales during the first nine months of 2022 and 2021, respectively.
Metals Recycling Operations.    Metals recycling operations includes both ferrous and nonferrous scrap metal processing, transportation, marketing, brokerage, and scrap management services. Our steel mills utilize a large portion of the ferrous scrap sold by our metals recycling operations as raw material in our steelmaking operations, and the remainder is sold to other consumers, such as other steel manufacturers and foundries. Our metals recycling operations accounted for 12%, 11%, and 11% of our consolidated external net sales during 2021, 2020, and 2019, respectively, and 10% and 12% of our consolidated external net sales during the first nine months of 2022 and 2021, respectively.
Steel Fabrication Operations.    Steel fabrication operations include seven New Millennium Building Systems joist and deck plants located throughout the United States and in Northern Mexico. Revenues from these plants are generated from the fabrication of steel joists, trusses, girders and steel deck used within the non-residential construction industry. Steel fabrication operations accounted for 10%, 9%, and 9% of our consolidated external net sales during 2021, 2020, and 2019, respectively, and 18% and 8% during the first nine months of 2022 and 2021, respectively.
Our Corporate Information
We were incorporated in the State of Indiana in June 1994. Our principal executive offices are located at 7575 West Jefferson Blvd., Fort Wayne, Indiana 46804. Our telephone number is (260) 969-3500. Our website is located at http://www.steeldynamics.com. The information contained on our website, however, is not part of or incorporated by reference into this prospectus or any prospectus supplement.

RISK FACTORS
Investing in our securities involves certain risks. You are urged to read and consider risk factors relating to an investment in our securities as described from time to time in our Annual Reports on Form 10-K filed with the SEC, as may be updated from time to time in our Quarterly Reports on Form 10-Q, and other of our filings with the SEC, each as incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. The risks and uncertainties we have described are not the only ones we face. The prospectus supplement or free writing prospectus, if any, applicable to each series of debt securities we offer might contain a discussion of additional risks applicable to an investment in us and the particular securities we are offering under that prospectus supplement or free writing prospectus, if any.
USE OF PROCEEDS
Unless the applicable prospectus supplement states otherwise, we will use the net proceeds we receive from the sale of the debt securities for general corporate purposes, which may include, but are not limited to, working capital, capital expenditures, advances for or investments in our subsidiaries, acquisitions, redemption and repayment of outstanding indebtedness, and purchases of our common stock. The prospectus supplement relating to a particular offering of debt securities by us will identify the use of proceeds for that offering.

DESCRIPTION OF DEBT SECURITIES
The debt securities that we may offer by this prospectus consist of unsecured notes, debentures or other evidences of indebtedness of the Company (collectively, the “Debt Securities”). The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any prospectus supplement may relate. The particular terms of the Debt Securities offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described in the prospectus supplement or other offering material relating to such Debt Securities. Accordingly, for a description of the terms of a particular issue of Debt Securities, reference must be made to the prospectus supplement and such other offering material relating thereto and to the following description.
The Debt Securities will be general obligations of the Company and will be senior debt of the Company.
Debt Securities will be issued under an indenture (the “Indenture”) between the Company and U.S. Bank Trust Company, National Association or any separate trustee appointed by the Company with respect to one or more series of Debt Securities (the “Trustee”). The following discussion of certain provisions of the Indenture is a summary only and does not purport to be a complete description of the terms and provisions of the Indenture. The following discussion is qualified in its entirety by reference to the provisions of the Indenture. The Indenture is subject to any amendments or supplements that we may enter into from time to time, as permitted under the Indenture. Except as otherwise defined in this prospectus, capitalized terms used in this prospectus have the meanings given to them in the Indenture. For additional information, you should review the Indenture that is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.
General
The Indenture does not limit the aggregate principal amount of Debt Securities that can be issued thereunder. The Debt Securities may be issued in one or more series as may be authorized from time to time by the Company’s board of directors or established in one or more supplemental indentures. You should read the prospectus supplement and any other offering material relating to a particular series of Debt Securities for any or all of the following terms of such series of Debt Securities offered by that prospectus supplement and this prospectus:
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the title of the Debt Securities of the series;

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any limit on the aggregate principal amount of the Debt Securities of the series that may be authenticated and delivered under the Indenture;

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the date or dates on which the principal and premium with respect to the Debt Securities of the series are payable;

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the rate or rates (which may be fixed or variable) at which the Debt Securities of the series shall bear interest (if any) or the method of determining such rate or rates, the date or dates from which such interest shall accrue, the dates on which such interest shall be payable or the method by which such dates will be determined, the record dates for the determination of holders thereof to whom such interest is payable (in the case of any Debt Securities registered as to principal and interest), and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

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the place or places, if any, in addition to or instead of a corporate trust office of the Trustee (as defined below) where the principal, premium and interest with respect to Debt Securities of the series shall be payable;

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the price or prices at which, the period or periods within which and the terms and conditions upon which Debt Securities of the series may be redeemed, in whole or in part, at the option of the Company or otherwise;

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the obligation, if any, of the Company to redeem, purchase or repay Debt Securities of the series pursuant to any sinking fund or analogous provisions or at the option of a holder thereof and the price or prices at which, the period or periods within which and the terms and conditions upon which Debt Securities of the series shall be redeemed, purchased or repaid, in whole or in part, pursuant to such obligations;
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whether the Debt Securities will be convertible into or exchangeable for any other securities of the Company or any other obligor and the applicable terms and conditions;

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if other than denominations of $2,000 and any integral multiple of $1,000 in excess thereof, the denominations in which Debt Securities of the series shall be issuable;

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if the amount of principal, premium or interest with respect to the Debt Securities of the series may be determined with reference to an index or pursuant to a formula, the manner in which such amounts will be determined;

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if the principal amount payable at the stated maturity of the Debt Securities of the series will not be determinable as of any one or more dates prior to such stated maturity, the amount that will be deemed to be such principal amount as of any such date for any purpose, including the principal amount thereof which will be due and payable upon any maturity other than the stated maturity or which will be deemed to be outstanding as of any such date (or, in any such case, the manner in which such deemed principal amount is to be determined), and, if necessary, the manner of determining the equivalent thereof in United States currency;

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any changes or additions relating to the discharge, defeasance and covenant defeasance described below under the heading “— Satisfaction and Discharge of the Indenture; Defeasance;”

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if other than the coin or currency of the United States, the coin or currency or currencies or units of two or more currencies in which payment of the principal, premium and interest with respect to the Debt Securities of the series will be payable;

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if other than the principal amount, the portion of the principal amount of the Debt Securities of the series that will be payable upon declaration of acceleration of maturity or provable in bankruptcy;

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the terms, if any, of the transfer, mortgage, pledge or assignment as security for the Debt Securities of the series of any properties, assets, moneys, proceeds, securities or other collateral;

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any addition to or change in the Events of Default (as defined below) with respect to the Debt Securities of the series and any change in the right of the Trustee or the holders to declare the principal of and interest on such Debt Securities due and payable;

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the terms, if any, of any guarantee of the payment of principal of and interest on the Debt Securities of the series;

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the applicability of, and any changes in or additions to, the covenants and definitions set forth in the Indenture or the terms of the Indenture relating to consolidation, merger, sale or conveyance described below under the heading “— Consolidation, Merger and Sale of Assets;”

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the identity of any trustees, authenticating or paying agents, transfer agents or registrars other than the Trustee;

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if the Debt Securities of the series shall be issued in whole or in part in the form of a Global Security (as defined below), the terms and conditions, if any, upon which such Global Security may be exchanged in whole or in part for other individual Debt Securities in definitive registered form and the Depositary (as defined below) for such Global Security;

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with regard to Debt Securities of the series that do not bear interest, the dates for certain required reports to the Trustee; and

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any other terms of the Debt Securities of the series which are not prohibited by the provisions of the Indenture.

The prospectus supplement will also describe any material U.S. federal income tax consequences or other special considerations applicable to the series of Debt Securities to which such prospectus supplement relates, including those applicable to (1) Debt Securities with respect to which payments of principal, premium or interest are determined with reference to an index or formula (including changes in prices of particular securities, currencies or commodities), (2) Debt Securities with respect to which principal, premium or interest is payable in a foreign or composite currency, (3) Debt Securities that are issued at a discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates and (4) variable rate Debt Securities that are exchangeable for fixed rate Debt Securities.
Payments of interest on Debt Securities may be made (1) at the office of the Trustee at which its corporate trust office for such purpose is administered in the United States (the “corporate office of the Trustee”); (2) at the office of the Company’s agent in New York City at which its corporate agency business is conducted; (3) at the option of the Company, by check mailed to the registered holders thereof; or (4) if so provided in the applicable prospectus supplement, at the option of a holder by wire transfer to an account designated by such holder.
Unless otherwise provided in the applicable prospectus supplement, Debt Securities may be transferred or exchanged at a corporate office of the Trustee, subject to the limitations provided in the Indenture, without the payment of any service charge, other than any tax or governmental charge payable in connection therewith. The transferor of any Debt Security shall provide or cause to be provided to the Trustee all information necessary to allow the Trustee to comply with any applicable tax reporting obligations, including without limitation, any cost basis reporting obligations under Internal Revenue Code Section 6045. The Trustee may rely on information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.
Registered Global Securities
The Debt Securities of a series may be issued in whole or in part in the form of one or more fully registered global securities (a “Global Security”) that will be deposited with The Depository Trust Company or a custodian or a nominee for a depositary identified in the prospectus supplement relating to such series (the “Depositary”). In such case, one or more Global Securities will be issued in a denomination or aggregate denomination equal to the portion of the aggregate principal amount of outstanding registered Debt Securities of the series to be represented by such Global Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in definitive registered form, a Global Security may not be registered for transfer or exchange except (1) by the Depositary to a nominee of such Depositary, (2) by a nominee of such Depositary to such Depositary or another nominee of such Depositary, (3) by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor or (4) in any other circumstance described in an applicable prospectus supplement.
The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security will be described in the prospectus supplement relating to such series. The Company anticipates that the following provisions will apply to all depositary arrangements.
Upon the issuance of a Global Security, the Depositary for such Global Security will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of persons that have accounts with such Depositary (“participants”). The accounts to be credited will be designated by any underwriters or agents participating in the distribution of such Debt Securities. Ownership of beneficial interests in a Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary for such Global Security (with respect to interests of participants) or by participants or persons that hold interests through participants (with respect to interests of persons other than participants). So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture. Any notices required to be given to the holders while the Debt Securities are Global Securities shall be given only to the Depositary. Except as set forth below, owners of beneficial interests in a Global Security will not (1) be entitled to have the Debt Securities represented by such Global Security registered in their names, (2) receive or be entitled to receive physical delivery of such Debt Securities in definitive form and (3) be considered the owners or holders thereof under the Indenture.

Principal, premium, if any, and interest payments on Debt Securities represented by a Global Security registered in the name of a Depositary or its nominee will be made to such Depositary or its nominee, as the case may be, as the registered owner of such Global Security. None of the Company, the Trustee, any registrar, any paying agent or any agent of the Company or the Trustee will have any responsibility or liability for (1) any aspect of the records relating to or payments made on account of beneficial ownership interests in such Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests, (2) the payments to the beneficial owners of such Global Security of amounts paid to such Depositary or its nominee or (3) any other matter relating to the actions and practices of such Depositary, its nominees or any of its direct or indirect participants.
The Company expects that the Depositary for any Debt Securities represented by a Global Security, upon receipt of any payment of principal, premium or interest, will credit, in accordance with the Depositary’s policies, participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depositary. The Company also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in “street names” and will be the responsibility of such participants.
If the Depositary for any Debt Securities represented by a Global Security is at any time unwilling, unable, ineligible or unqualified under applicable law to continue as Depositary and a successor Depositary is not appointed by the Company within 90 days, the Company will issue such Debt Securities in definitive form in exchange for such Global Security. In addition, the Company may at any time and in its sole discretion determine not to have any of the Debt Securities of a series represented by one or more Global Securities and, in such event, will issue Debt Securities of such series in definitive form in exchange for all of the Global Security or Securities representing such Debt Securities. In the event that the Company issues Debt Securities in definitive form in exchange for such Global Securities, ownership of beneficial interests in such Debt Securities will be shown on, and the transfer of that ownership will be effected only through, records maintained by (or on behalf of) the Company for such Debt Securities. In connection with any proposed exchange of a Debt Security in definitive form for a Global Security, there shall be provided to the Trustee all information necessary to allow the Trustee to comply with any applicable tax reporting obligations, including without limitation, any cost basis reporting obligations under Internal Revenue Code Section 6045. The Trustee may rely on information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.
Certain Covenants
The Indenture contains certain covenants of the Company, including the following:
•
the Company will punctually pay or cause to be paid the principal of, and any premium and interest on, the Debt Securities, at the places and times and in the manner provided in the Indenture and in the Debt Securities;

•
the Company will maintain an office or agency where the Debt Securities may be presented or surrendered for payment, transfer or exchange and where notices and demands to or upon the Company in respect of the Debt Securities and the Indenture may be served;

•
the Company will deliver to the Trustee, on or before a date not more than four months after the end of each fiscal year of the Company, an Officers’ Certificate stating, as to each officer signing such certificate (1) that in the course of his or her performance of his or her duties as an officer of the Company he or she would normally have knowledge of any Default, (2) whether or not to the best of his or her knowledge the Company was in compliance with all conditions and covenants under the Indenture during such year and (3) if to the best of his or her knowledge the Company is in Default, specifying all such Defaults and what action the Company is taking or proposes to take with respect thereto;

•
the Company will, upon request of the Trustee, execute and deliver such further instruments and do such further acts as may reasonably be necessary or proper to carry out more effectually the purposes of the Indenture;

•
the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (charter and statutory) and franchises; provided, however, that the Company will not be required to preserve any such right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business and the loss thereof is not materially disadvantageous to the holders of the Debt Securities; and

•
the Company will cause all properties used or useful in the conduct of the business of the Company or its subsidiaries to be maintained and kept in good condition, repair and working order and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on by the Company and its subsidiaries may be properly and advantageously conducted at all times; provided, however, that the Company and its subsidiaries will not be prevented from discontinuing the operation or maintenance of any of such properties if such discontinuance is, in the judgment of the Company, not materially detrimental to the conduct of the business of the Company and its subsidiaries, taken as a whole, and not materially disadvantageous to the holders of the Debt Securities.

Any restrictive covenants of the Company applicable to any series of Debt Securities will be described in the applicable prospectus supplement or other offering material.
Events of Default and Remedies
The following events are defined in the Indenture as “Events of Default” with respect to a series of Debt Securities:
•
default in the payment of any installment of interest on any Debt Securities of that series as and when the same become due and payable, and continuance of such default for a period of 30 days;

•
default in the payment of principal or premium with respect to any Debt Securities of that series as and when the same become due and payable, whether at maturity, upon redemption, by declaration, upon required repurchase or otherwise, and continuance of such default for a period of 30 days;

•
default in the making of any payment for a sinking, purchase or analogous fund provided for in respect of any of the debt securities of that series, as and when the same shall become due and payable, and continuance of such default for a period of 30 days;

•
failure on the part of the Company to observe or perform any other of the covenants or agreements on the part of the Company in the Debt Securities of that series, in the Indenture with respect to such series or in any supplemental indenture with respect to such series (other than a covenant a default in the performance of which is otherwise specifically dealt with) continuing for a period of 90 days after the date on which written notice specifying such failure and requiring the Company to remedy the same has been given, by registered or certified mail or by overnight courier guaranteeing next day delivery, to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the Debt Securities of that series at the time outstanding;

•
indebtedness of the Company or any restricted subsidiary of the Company is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default, the total amount of such indebtedness unpaid or accelerated exceeds $100 million or the United States dollar equivalent thereof at the time and such default remains uncured or such acceleration is not rescinded for 10 days after the date on which written notice specifying such failure and requiring the Company to remedy the same has been given, by registered or certified mail or by overnight courier guaranteeing next day delivery, to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the Debt Securities of that series at the time outstanding;

•
the Company or any of its restricted subsidiaries (1) voluntarily commences any proceeding or files any petition seeking relief under the United States Bankruptcy Code or other federal or state bankruptcy, insolvency or similar law, (2) consents to the institution of, or fails to controvert within the time and in the manner prescribed by law, any such proceeding or the filing of any such petition,

(3) applies for or consents to the appointment of a receiver, trustee, custodian, sequestrator or similar official for the Company or any such restricted subsidiary or for a substantial part of its property, (4) files an answer admitting the material allegations of a petition filed against it in any such proceeding, (5) makes a general assignment for the benefit of creditors, (6) admits in writing its inability to pay, or fails generally to pay, its debts as they become due, (7) takes corporate action for the purpose of effecting any of the foregoing or (8) takes any comparable action under any foreign laws relating to insolvency;
•
the entry of an order or decree by a court having competent jurisdiction for (1) relief with respect to the Company or any of its restricted subsidiaries or a substantial part of any of their property under the United States Bankruptcy Code or any other federal or state bankruptcy, insolvency or similar law, (2) the appointment of a receiver, trustee, custodian, sequestrator or similar official for the Company or any such restricted subsidiary or for a substantial part of any of their property (except any decree or order appointing such official of such restricted subsidiary pursuant to a plan under which the assets and operations of such restricted subsidiary are transferred to or combined with another restricted subsidiary or Subsidiaries of the Company or to the Company) or (3) the winding-up or liquidation of the Company or any such restricted subsidiary (except any decree or order approving or ordering the winding-up or liquidation of the affairs of a restricted subsidiary pursuant to a plan under which the assets and operations of such restricted subsidiary are transferred to or combined with one or more other restricted subsidiaries or the Company), and such order or decree continues unstayed and in effect for 60 consecutive days, or any similar relief is granted under any foreign laws and the order or decree stays in effect for 60 consecutive days;

•
any judgment or decree for the payment of money in excess of $100 million or the United States dollar equivalent thereof at the time is entered against the Company or any restricted subsidiary of the Company by a court or courts of competent jurisdiction, which judgment is not covered by insurance, and is not discharged and either (1) an enforcement proceeding has been commenced by any creditor upon such judgment or decree or (2) there is a period of 60 days following the entry of such judgment or decree during which such judgment or decree is not discharged or waived or the execution thereof stayed and, in either case, such default continues for 10 days after the date on which written notice specifying such failure and requiring the Company to remedy the same has been given, by registered or certified mail or by overnight courier guaranteeing next day delivery, to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the Debt Securities of that series at the time outstanding; and

•
any other Event of Default provided with respect to Debt Securities of that series.

An Event of Default with respect to one series of Debt Securities may not necessarily be an Event of Default for another series and Events of Default for any series of Debt Securities may be modified as described in the applicable prospectus supplement.
If an Event of Default described in the first, second, third, fourth, fifth, sixth, ninth or tenth bullet points above occurs and is continuing with respect to any series of Debt Securities, unless the principal and interest with respect to all the Debt Securities of such series has already become due and payable, either the Trustee or the holders of not less than 25% in aggregate principal amount of the Debt Securities of such series then outstanding may declare the principal of (or, if original issue discount Debt Securities, such portion of the principal amount as may be specified in such series) and interest on all the Debt Securities of such series due and payable immediately. If an Event of Default described in the seventh or eighth bullet points above occurs, unless the principal and interest with respect to all the Debt Securities of the series has become due and payable, the principal of (or, if any series are original issue discount Debt Securities, such portion of the principal amount as may be specified in such series) and interest on all Debt Securities of all series then outstanding will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of Debt Securities.
If an Event of Default occurs and is continuing, the Trustee will be entitled and empowered to institute any action or proceeding for the collection of the sums so due and unpaid or to enforce the performance of any provision of the Debt Securities of the affected series or the Indenture, to prosecute any such action or proceeding to judgment or final decree and to enforce any such judgment or final decree against the

Company or any other obligor on the Debt Securities of such series (and collect in the manner provided by law out of the property of the Company or any other obligor upon the Debt Securities of such series wherever situated the moneys adjudged or decreed to be payable). In addition, if there are any pending proceedings for the bankruptcy or reorganization of the Company or any other obligor on the Debt Securities, or if a receiver, trustee or similar official has been appointed for its property, the Trustee will be entitled and empowered, irrespective of whether the principal of any series of Debt Securities is due and payable, to file and prove a claim for the whole amount of principal, premium and interest (or, in the case of original issue discount Debt Securities, such portion of the principal amount as may be specified in the terms of such series) owing and unpaid with respect to the Debt Securities. No holder of any Debt Security of any series will have any right to institute any action or proceeding upon, under or with respect to the Indenture for the appointment of a receiver or trustee or for any other remedy, unless (1) such holder previously has given to the Trustee written notice of an Event of Default with respect to Debt Securities of that series and of the continuance thereof, (2) the holders of not less than 25% in aggregate principal amount of the outstanding Debt Securities of that series have made written request to the Trustee to institute such action or proceeding with respect to such Event of Default and have offered to the Trustee such security or indemnity as it may require against the costs, expenses, and liabilities to be incurred therein or thereby and (3) the Trustee, for 60 days after its receipt of such notice, request and offer of security or indemnity, has failed to institute such action or proceeding and no direction inconsistent with such written request has been given to the Trustee pursuant to the provisions of the Indenture.
Prior to the acceleration of the maturity of the Debt Securities of any series, the holders of a majority in aggregate principal amount of the Debt Securities of that series at the time outstanding may, on behalf of the holders of all Debt Securities of that series, waive any past default or Event of Default and its consequences for that series, except (1) a default in the payment of the principal, premium or interest with respect to such Debt Securities or (2) a default with respect to a provision of the Indenture that cannot be amended without the consent of each holder affected thereby. In the case of any such waiver, such default so waived will cease to exist, any Event of Default arising therefrom will be deemed to have been cured for all purposes and the Company, the Trustee and the holders of the Debt Securities of that series will be restored to their former positions and rights under the Indenture. Following acceleration of the maturity of the Debt Securities of a series, the holders of a majority in principal amount of such series may rescind an acceleration of the maturity of the series and its consequences if such rescission would not conflict with a rendered judgment or decree and all existing Events of Default (except nonpayment of principal or interest solely due to such acceleration) have been cured or waived, and the Company has paid the Trustee its compensation and all sums paid or advanced by the Trustee hereunder and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel have been paid.
The Trustee is required to give, within 90 days after the occurrence of a default actually known to a responsible officer of the Trustee with respect to a series of Debt Securities, to the holders of the Debt Securities of such series notice of all defaults with respect to such series so known to it, unless such defaults have been cured or waived before the giving of such notice; provided, however, that except in the case of default in the payment of principal, premium or interest with respect to the Debt Securities of such series or in the making of any sinking fund or purchase payment with respect to the Debt Securities of such series, the Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of such Debt Securities.
Modification of the Indenture
The Company and the Trustee may enter into supplemental indentures without the consent of the holders of Debt Securities issued under the Indenture for one or more of the following purposes:
•
to evidence the succession of another person to the Company pursuant to the provisions of the Indenture relating to consolidations, mergers and sales of assets and the assumption by such successor of the covenants, agreements and obligations of the Company in the Indenture and in the Debt Securities;

•
to surrender any right or power conferred upon the Company by the Indenture, to add to the covenants of the Company such further covenants, restrictions, conditions or provisions for the protection of the holders of all or any series of Debt Securities as the board of directors of the

Company shall consider to be for the protection of the holders of such Debt Securities and to make the occurrence, or the occurrence and continuance, of a default in any of such additional covenants, restrictions, conditions or provisions a default or an Event of Default under the Indenture (provided, however, that with respect to any such additional covenant, restriction, condition or provision, such supplemental indenture may provide for a period of grace after default, which may be shorter or longer than that allowed in the case of other defaults, may provide for an immediate enforcement upon such default, may limit the remedies available to the Trustee upon such default or may limit the right of holders of a majority in aggregate principal amount of any or all series of Debt Securities to waive such default);
•
to cure any ambiguity or to correct or supplement any provision contained in the Indenture, in any supplemental indenture or in any Debt Securities that may be defective or inconsistent with any other provision contained therein, to convey, transfer, assign, mortgage or pledge any property to or with the Trustee or to make such other provisions in regard to matters or questions arising under the Indenture as do not adversely affect the interests of any holders of Debt Securities of any series;

•
to modify or amend the Indenture in such a manner as to permit the qualification of the Indenture or any supplemental indenture under the Trust Indenture Act, as then in effect;

•
to add or change any of the provisions of the Indenture that would change or eliminate any restrictions on the payment of principal, premium or interest with respect to the Debt Securities so long as any such action does not adversely affect the interests of the holders of Debt Securities in any material respect or permit or facilitate the issuance of Debt Securities of any series in uncertificated form;

•
to evidence the succession of another corporation to the Company and the assumption by any such successor of the covenants of the Company in the Indenture and in the Debt Securities;

•
to add guarantees with respect to the Debt Securities or to secure the Debt Securities;

•
to add to, change or eliminate any of the provisions of the Indenture with respect to one or more series of Debt Securities, so long as any such addition, change or elimination not otherwise permitted under the Indenture (1) neither applies to any Debt Security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor modifies the rights of the holders of any such Debt Security with respect to such provision or (2) becomes effective only when there is no such Debt Security outstanding;

•
to evidence and provide for the acceptance of appointment by a successor or separate Trustee with respect to the Debt Securities of one or more series and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the Indenture by more than one Trustee; and

•
to establish the form or terms of Debt Securities of any series, as described under the heading “— General” above.

With the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series affected thereby, the Company and the Trustee may from time to time and at any time enter into a supplemental indenture for the purpose of adding any provisions to, changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or modifying in any manner the rights of the holder of the Debt Securities of such series; provided, however, that without the consent of the holders of each Debt Security so affected, no such supplemental indenture may (1) reduce the percentage in principal amount of Debt Securities of any series whose holders must consent to an amendment, (2) reduce the rate of or extend the time for payment of interest on any Debt Security, (3) reduce the principal of or extend the stated maturity of any Debt Security, (4) reduce the premium payable upon the redemption of any Debt Security or change the time at which any Debt Security may or must be redeemed, provided, however, that any amendment to the notice requirements may be made with the consent of the Holders of at least a majority in aggregate principal amount of the outstanding Debt Securities of such series, (5) make any Debt Security payable in a currency other than that stated in the Debt Security, (6) release any security that may have been granted with respect to the Debt Securities or (7) make any change in certain provisions of the Indenture relating to waivers of defaults or modifications of the Indenture by the consent of the holders of the Debt Securities.

Consolidation, Merger and Sale of Assets
The Company may not consolidate with or merge with or into any person, or convey, transfer or lease all or substantially all of its assets, unless the following conditions have been satisfied:
•
either (1) the Company is the continuing person in the case of a merger or (2) the resulting, surviving or transferee person, if other than the Company (the “Successor Company”), is a corporation organized and existing under the laws of the United States, any State thereof or the District of Columbia and expressly assumes pursuant to a supplemental indenture all of the obligations of the Company under the Debt Securities and the Indenture;

•
immediately after giving effect to such transaction (and treating any indebtedness that becomes an obligation of the Successor Company or any subsidiary of the Company as a result of such transaction as having been incurred by the Successor Company or such subsidiary at the time of such transaction), no default or Event of Default would occur or be continuing; and

•
the Company has delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, or transfer complies with the Indenture.

If the Successor Company expressly assumes all of the obligations of the Company under the Debt Securities and the Indenture, the Company will be released from such obligations.
Satisfaction and Discharge of the Indenture; Defeasance
The Indenture will generally cease to be of any further effect with respect to a series of Debt Securities if (1) the Company has delivered to the Trustee for cancellation all Debt Securities of such series (with certain limited exceptions) or (2) all Debt Securities of such series not theretofore delivered to the Trustee for cancellation have become due and payable, or are by their terms to become due and payable within one year or are to be called for redemption within one year, and the Company has deposited with the Trustee as trust funds the entire amount in the currency in which the Debt Securities are denominated sufficient to pay at maturity or upon redemption all such Debt Securities, including principal and premium, if any, and interest due or to become due on such date of maturity or redemption date, as the case may be, and if, in either case, the Company also pays or causes to be paid all other sums payable under the Indenture by the Company, and the Company delivers to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent to the discharge of the Debt Securities of such series as contemplated by the Indenture have been complied with.
In addition, the Company has a “legal defeasance option” (pursuant to which it may terminate, with respect to the Debt Securities of a particular series, all of its obligations under such Debt Securities and the Indenture with respect to such Debt Securities) and a “covenant defeasance option” (pursuant to which it may terminate, with respect to the Debt Securities of a particular series, its obligations with respect to such Debt Securities under certain specified covenants contained in the Indenture or supplemental indenture). If the Company exercises its legal defeasance option with respect to a series of Debt Securities, payment of such Debt Securities may not be accelerated because of an Event of Default. If the Company exercises its covenant defeasance option with respect to a series of Debt Securities, payment of such Debt Securities may not be accelerated because of an Event of Default related to the specified covenants.
The Company may exercise its legal defeasance option or its covenant defeasance option with respect to the Debt Securities of a series only if:
•
the Company irrevocably deposits in trust with the Trustee cash or U.S. Government Obligations for the payment of principal, premium and interest with respect to such series to maturity or redemption, as the case may be;

•
the Company delivers to the Trustee a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay the principal, premium and interest when due with respect to all the Debt Securities of such series to maturity or redemption, as the case may be;

•
123 days pass after the deposit is made and during the 123-day period no default described in the seventh or eighth bullet points under the heading “— Events of Default and Remedies” above with respect to the Company occurs that is continuing at the end of such period;

•
no default has occurred and is continuing on the date of such deposit and after giving effect thereto;

•
the deposit does not constitute a default under any other agreement binding on the Company;

•
the Company delivers to the Trustee an opinion of counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940;

•
the Company delivers to the Trustee an opinion of counsel addressing certain U.S. federal income tax matters relating to the defeasance; and

•
the Company delivers to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance and discharge of the Debt Securities of such series as contemplated by the Indenture have been complied with.

The Trustee will hold in trust money or U.S. Government Obligations deposited with it as described above and will apply the deposited money and the proceeds from deposited U.S. Government Obligations to the payment of principal, premium and interest with respect to the Debt Securities of the defeased series.
The Trustee
The Indenture does not prohibit the Trustee from serving as trustee under any other indenture to which the Company may be a party from time to time or from engaging in other transactions with the Company. The Company may maintain banking and other commercial relationships with the Trustee and its affiliates in the ordinary course of business and the Trustee may own Debt Securities. The Trustee assumes no responsibility for the accuracy or completeness of the information concerning the Company or its affiliates or any other party contained in this prospectus or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information. The Trustee shall not be responsible for determining whether any change of control has occurred and whether any change of control offer with respect to the Debt Securities of any series is required. The Trustee shall not be responsible for monitoring the rating status of the Company or its affiliates, making any request upon any rating agency, or determining whether any rating event with respect to the Debt Securities of any series has occurred. The Trustee may resign at any time with respect to all or any series of Debt Securities. The holders of a majority in principal amount of Debt Securities of a particular series may remove the Trustee for such series and appoint a successor Trustee. The Company shall remove the Trustee for the causes set forth in the Indenture, including the Trustee’s failure to satisfy applicable requirements under the Trust Indenture Act of 1939 or failure to maintain a combined capital surplus of at least $50,000,000.
Except as otherwise provided with respect to removal by the holders of a series of Debt Securities, in any of the foregoing events of resignation or removal of the Trustee, the Company shall appoint a successor Trustee and such appointment, and the retiring Trustee’s resignation or removal, shall become effective upon acceptance by the successor Trustee.
No Individual Liability of Directors, Officers, Employees, Incorporators or Stockholders
The indenture provides that no past, present or future director, officer, employee, incorporator or stockholder of ours, any of our affiliates, or any successor corporation, in their capacity as such, shall have any individual liability for any of our obligations, covenants or agreements under the debt securities or the indenture, or for any claim based on, in respect of or by reason of such obligations or their creation.
Governing Law
The Indenture is, and the Debt Securities will be, governed by, and construed in accordance with, the laws of the State of New York. The Indenture provides that the Company and the Trustee, and each holder of a Debt Security by its acceptance thereof, irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the Indenture, the Debt Securities or any transaction contemplated thereby.

PLAN OF DISTRIBUTION
We may offer and sell the debt securities offered by this prospectus:
•
to or through one or more underwriters or dealers;

•
through one or more agents;

•
directly to one or more purchasers; or

•
through some combination of these methods.

The applicable prospectus supplement will describe the terms of the offering of any debt securities, including the name or names of any underwriters, dealers or agents, the price of the offered securities and the net proceeds to us from the sale, including any underwriting discounts and commissions or other items constituting underwriters’ compensation, and any discounts, commissions or fees allowed or paid to dealers or agents.
By Underwriters
If underwriters are used in the sale, the offered debt securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. If we sell securities to underwriters, we will execute an underwriting agreement with them at the time of sale and will name them in the applicable prospectus supplement. The debt securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more investment banking firms or others, as designated. Unless the applicable prospectus supplement specifies otherwise, the obligations of the underwriters or agents to purchase the offered debt securities will be subject to some conditions. The underwriters will be obligated to purchase all the offered debt securities if any of the securities are purchased. Any initial public offering price and any underwriting commissions or other items constituting underwriters’ compensation may be changed from time to time.
By Dealers
If a dealer is utilized in the sale of any debt securities offered by this prospectus, we will sell those debt securities to the dealer, as principal. The dealer may then resell the debt securities to the public at varying prices to be determined by the dealer at the time of resale. We will set forth the names of the dealers and the terms of the transaction in the applicable prospectus supplement.
By Agents
We may also sell debt securities offered by this prospectus through agents. We will name any agent involved in the offer and sale and describe any commissions payable by us in the applicable prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable efforts basis for the period of its appointment.
By Direct Sales
We may also directly sell debt securities offered by this prospectus. In this case, no underwriters, dealers or agents would be involved. We will describe the terms of any of those sales in the applicable prospectus supplement.
General Information
Underwriters, agents and dealers that participate in the distribution of the debt securities offered by this prospectus may be deemed underwriters under the Securities Act and any discounts or commissions they receive from us and any profit on their resale of the debt securities may be treated as underwriting discounts and commissions under the Securities Act.
If the applicable prospectus supplement so indicates, we will authorize underwriters, agents or dealers to solicit offers by some specified institutions to purchase offered debt securities from us at the public offering price specified in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject only to those conditions stated in the prospectus supplement, and the prospectus supplement will specify the commission payable for solicitation of the contracts.
Under agreements entered into with us, underwriters and agents who participate in the distribution of the offered debt securities may be entitled to indemnification by us against some civil liabilities, including liabilities under the Securities Act or to contribution regarding payments that the underwriters or agents may be required to make. Underwriters and agents may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.
The offered debt securities will be a new issue of securities with no established trading market. Any underwriters or agents to or through whom we sell the debt securities for public offering and sale may make a market in the debt securities. The underwriters or agents are not obligated to make a market in the offered debt securities and may discontinue market making at any time without notice. We cannot predict the liquidity of the trading market for any debt securities.
In connection with an offering of our debt securities, underwriters, agents or dealers may purchase and sell our debt securities in the open market. These transactions may include stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of some bids or purchases for the purpose of preventing or slowing a decline in the market price of the debt securities, and syndicate short positions involve the sale by the underwriters or agents, as the case may be, of a greater number of securities than they are required to purchase from us in the offering. Underwriters may also impose a penalty bid, which means that the underwriting syndicate may reclaim selling concessions allowed to syndicate members or other broker dealers who sell securities in the offering for their account if the syndicate repurchases the securities in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the debt securities, which may be higher than the price that might otherwise prevail in the open market. These activities, if commenced, may be discontinued at any time without notice. These transactions may be affected on any securities exchange on which the debt securities may be listed, in the over-the-counter market or otherwise.

LEGAL MATTERS
The validity of the securities offered by this prospectus will be passed upon for us by Barrett McNagny LLP. Some attorneys with Barrett McNagny LLP own shares of our common stock.
If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel for underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement relating to such offering.
EXPERTS
The consolidated financial statements of Steel Dynamics, Inc. appearing in Steel Dynamics, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2021, and the effectiveness of Steel Dynamics, Inc.’s internal control over financial reporting as of December 31, 2021, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Any statement made by us in this prospectus concerning a contract, agreement or other document of ours is not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement and the documents that we reference below under the heading “Incorporation of Certain Documents by Reference” for a more complete understanding of the contract, agreement or other document. Each such statement is qualified in all respects by reference to the contract, agreement or other document to which it refers.
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are accessible through the Internet at the SEC’s website at http://www.sec.gov and on our website at http://www.steeldynamics.com. The information contained on our website, however, is not part of or incorporated by reference into this prospectus or any prospectus supplement. Our common stock is quoted on the Nasdaq Global Select Market under the symbol “STLD.”

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate by reference” information into this prospectus and any prospectus supplement Prospectus the information in documents we file with the SEC, which means that we can disclose important information to you by referring you those documents. The information incorporated by reference is considered to be a part of this prospectus and any prospectus supplement, and later information that we file with the SEC will automatically update and supersede this information. Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for purposes of this prospectus and any prospectus supplement to the extent that a statement contained in this prospectus or any prospectus supplement modifies or supersedes such statement. You may request a free copy of any of the documents incorporated by reference in this prospectus by writing to us or telephoning us at the address and telephone number set forth below. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and prior to the termination of the offering (other than, in each case, any portion of these documents deemed to have been “furnished” and not “filed” with the SEC, including any exhibits related thereto):
•
Our Annual Report on Form 10-K for the year ended December 31, 2021, filed on February 28, 2022;

•
Our Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2022, filed on April 29, 2022; for the fiscal quarter ended June 30, 2022, filed on August 2, 2022; and for the fiscal quarter ended September 30, 2022, filed on October 26, 2022; and

•
Our Current Reports on Form 8-K filed on February 1, 2022, March 1, 2022, March 29, 2022, May 9, 2022 (two), May 17, 2022, June 28, 2022, July 19, 2022 (Item 8.01 only), August 24, 2022, October 5, 2022, November 3, 2022 and November 14, 2022.

Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus or any prospectus supplement to the extent that a statement contained in this prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference into this prospectus modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any prospectus supplement.
We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request them at no cost to you in writing or by telephone at the following address or telephone number:
Steel Dynamics, Inc.
Investor Relations Department
7575 West Jefferson Blvd.
Fort Wayne, Indiana 46804
(260) 969-3500
You should rely only on the information contained or incorporated by reference in this prospectus or the prospectus supplement relating to the offered debt securities. We have not authorized anyone to provide you with different information. We are not offering to sell the debt securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

$600,000,000
$600,000,000 5.375% Notes due 2034

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers
J.P. Morgan
Morgan Stanley
BofA Securities
Wells Fargo Securities
Goldman Sachs & Co. LLC
PNC Capital Markets LLC
Senior Co-Managers
Truist Securities
BMO Capital Markets
Citizens Capital Markets
Fifth Third Securities
Co-Managers
BBVA
US Bancorp
June 26, 2024